                                                               EXECUTION VERSION

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                  AXS-ONE INC.
                                    (SELLER)

                                       AND

                             COMPUTRON SOFTWARE, LLC
                                     (BUYER)

                          DATED AS OF OCTOBER 31, 2006

                                TABLE OF CONTENTS

                  ARTICLE I TRANSFER OF ASSETS AND LIABILITIES

                           ARTICLE II RELATED MATTERS

Section 2.1    Possession..................................................   10
Section 2.2    Books and Records of Seller.................................   10
Section 2.3    Employees and Employee Benefits.............................   10

              ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.7    Conduct in the Ordinary Course; Absence of Certain Changes,

                                        i

               ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.6    Interpretation of Representations and Warranties and
               Company Letter..............................................   33
Section 4.7    Certain Fees................................................   33

                               ARTICLE V COVENANTS

               ARTICLE VI CONDITIONS TO OBLIGATIONS OF THE PARTIES

                                       ii

            ARTICLE VII SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS

                           ARTICLE VIII MISCELLANEOUS

                                       iii

                                    EXHIBITS

Exhibit A   Bill of Sale and Assignment
Exhibit B   Intellectual Property Assignments
Exhibit C   [INTENTIONALLY OMITTED]
Exhibit D   Instrument of Assumption
Exhibit E   Transition Services Agreement
Exhibit F   License and Maintenance Agreement

                                 COMPANY LETTER

Section 1.1(a)(v)     Permits
Section 1.1(a)(vi)    Customers and Vendors
Section 1.1(a)(vii)   Credits and Claims
Section 1.1(a)(x)     South African Leases
Section 1.1(a)(xi)    Working Capital Cash Exceptions
Section 1.2(c)        Preliminary Allocation of the Purchase Price
Section 1.2(d)        Assumed Liabilities
Section 1.8           Certain Taxes
Section 2.3(a)        Affected Employees
Section 3.1           Accounting Methodology
Section 3.3(a)(i)     Contested Taxes
Section 3.3(a)(ii)    Other Liens
Section 3.4           Consents and Approvals
Section 3.5           Financial Statements
Section 3.6           Disclosed Liabilities
Section 3.7           Disclosed Conduct
Section 3.8(a)        Real Property Leased or Subleased
Section 3.8(b)        Lease Disclosures
Section 3.8(e)        Occupancy of Real Property
Section 3.8(h)        Tangible Personal Property Owned, Leased or Subleased
Section 3.9(a)        Enterprise Management Solution
Section 3.9(b)        Nonconformities of Enterprise Management Solution
Section 3.10(a)       Intellectual Property Rights Owned by Seller
Section 3.10(b)       Encumbrances on Ownership
Section 3.10(c)       Third Party Materials
Section 3.10(d)       Inbound License Agreements
Section 3.10(e)       Sufficiency of Intellectual Property
Section 3.10(f)       Exclusive Licenses to Enterprise Management Solution IP
Section 3.10(n)       Open Source Software
Section 3.10(p)       Source Code Disclosures
Section 3.10(q)       Seller's Ownership Claims
Section 3.10(r)       Shared Intellectual Property
Section 3.11          Litigation
Section 3.13(a)       Certain Contracts and Arrangements
Section 3.13(b)       Contract Disclosures
Section 3.14(a)       Seller Benefit and Compensation Plans
Section 3.14(e)       Foreign Plans
Section 3.14(k)       Additional Compensation
Section 3.15          Tax Matters
Section 3.16          Labor Matters

                                       iv

Section 3.20          Customers
Section 3.22(b)       Certain Maintenance Agreements
Section 5.1           Conduct of Business
Section 5.3(c)        Shared Customers
Section 6.2(d)        Required Consents

                                        v

                     DEFINITIONS AND INDEX OF DEFINED TERMS

APPLICATION means compiled software programs containing the features and functionality for the Enterprise Management Solution in machine readable object code form and their related graphical user interfaces and screen displays, all as specifically identified in Section 3.9(a) of the Company Letter.

COPYRIGHTS means all rights in works of authorship, whether or not registered, provided by Title 17 of the United States Code, its foreign equivalents, and international treaties and conventions, including all applications for registration.

DOCUMENTATION means the technical and operational documentation describing for general, non-technical expert users, the features and functions of and ordinary use and operation of and navigation within the Applications.

INTELLECTUAL PROPERTY RIGHTS is a collective term meaning all Copyrights, Patent
Rights, Trademark Rights, Trade Secret Rights, and any other proprietary rights under any jurisdiction.

KNOWN INTELLECTUAL PROPERTY RIGHTS are the Intellectual Property Rights existing in those jurisdictions in which Seller maintains or has maintained an affiliate entity or has otherwise formally registered or otherwise sought and obtained intellectual property or proprietary rights.

NAMES AND LOGOS means all tradenames, brand names, logos, trademarks, service marks, graphics, Internet domain names and other identifiers of the Enterprise
Management Solution and its related Services in the marketplace.

OPEN SOURCE SOFTWARE means any software application that is distributed without license fee or royalty but requires as a condition of use, modification, and/or subsequent distribution that: (a) its source code be disclosed, distributed or otherwise made available at no charge; (b) no restrictions be placed on the creation or further distribution of derivative works by subsequent users and licensees; and (c) that each of the foregoing conditions be applied to any other software or Proprietary Materials incorporated into, bundled or linked with or derived from the original software. For avoidance of doubt and by way of example, only, Open Source Software is generally licensed pursuant to the agreements terms found at www.opensource.org/licenses/index.php.

PATENT RIGHTS means all rights in patents and patent applications, including provisional, utility, continuation, continuation-in-part, divisional, reissue, reexamination, substitution, and inventor's certificates, provided under Title
35 of the United States Code, its foreign equivalents, and international treaties and conventions.

PROPRIETARY MATERIALS means all works of authorship, inventions, processes, printed or graphic matter materials, prototypes, models, designs, files, templates libraries, tools, creative content, algorithms, code, formulae, data, information, reports and technologies to the extent: (a) reduced to practice as of the Effective Date; and (b) in tangible form or recorded in a medium as of the Effective Date.

                                        i

REGISTERED IP means all Intellectual Property Rights that are registered or filed with or issued by any governmental body, including all Patent Rights, registered Copyrights, and registered Trademarks and all applications for any of the foregoing.

SOURCE CODE means the compilable source code corresponding to the object code of a given component of the Enterprise Management Solution plus any pertinent commentary or explanation that may be necessary to render such source code understandable and useable by a reasonably trained computer-programming expert generally familiar with enterprise information technology systems.

THIRD PARTY MATERIALS means Proprietary Materials or Intellectual Property
Rights owned by a party other than Seller.

TRADE SECRET RIGHTS means all rights in trade secrets, know-how and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

TRADEMARK RIGHTS means all rights in trademarks, service marks, trade dress, logos, trade names, corporate names, URL addresses, domain names and symbols, slogans and other indicia of source or origin, whether or not registered, including the goodwill of the business symbolized thereby or associated therewith, provided under Title 15, Section 1123 et seq., the common law, their foreign equivalents, and international treaties and conventions.

Affected Employees.........................................................   10
affiliate..................................................................   46
affiliated.................................................................   46
Agreement..................................................................    1
Ancillary Agreements.......................................................    6
Assets.....................................................................    2
Assumed Liabilities........................................................    5
Basket Amount..............................................................   40
Bill of Sale and Assignment................................................    3
Business...................................................................    1
business day...............................................................   46
Buyer......................................................................    1
Buyer Change of Control....................................................    8
Buyer Change of Control Date...............................................    8
Buyer Competitor...........................................................    8
Buyer Damages..............................................................   40
Buyer Indemnitees..........................................................   40
Buyer Plans................................................................   11
Cap........................................................................   40
Cases......................................................................   25
Claim......................................................................   42
Closing....................................................................    5
Closing Date...............................................................    5
Code.......................................................................    5
Company Letter.............................................................   13
Enterprise Management Solution IP..........................................   21
Enterprise Management Solutions............................................    1
Environmental Laws.........................................................   30
ERISA......................................................................   11
ERISA Affiliate............................................................   27
Excluded Assets............................................................    3
Excluded Liabilities.......................................................    5
Excluded Marks.............................................................    4
Final Allocation...........................................................    5
Financial Statements.......................................................   15
GAAP.......................................................................   16
Inbound License Agreements.................................................   22
Income Statement...........................................................   15
Income Tax.................................................................   29
Income Taxes...............................................................   29
Indemnity Period...........................................................   39
Independent Accounting Firm................................................    9
Instrument of Assumption...................................................    5
Intellectual Property Assignment...........................................    3
Knowledge..................................................................   21
Known Intellectual Property Rights.........................................    i
License and Maintenance Agreement..........................................    6
Liens......................................................................   14
Material Adverse Effect....................................................   13
Minimum Payment Discrepancy................................................    9

                                       ii

Non-Exclusive Permits......................................................    2
Options....................................................................   19
Other Instruments..........................................................    3
Permits....................................................................    2
Permitted Encumbrances.....................................................   14
person.....................................................................   46
Pfizer Service Fee.........................................................    9
Pfizer Services............................................................    9
Plans......................................................................   27
Pre-Closing Tax Period.....................................................    4
Preliminary Allocation.....................................................    5
Purchase Price.............................................................    4
Real Property..............................................................   19
Receivables................................................................   31
Records Compliance Platform................................................    1
Required Consents..........................................................   38
Royalty Payment............................................................    7
SEC........................................................................   16
Seller.....................................................................    1
Seller 401(k) Plan.........................................................   11
Seller Change of Control...................................................    8
Seller Damages.............................................................   41
Seller Indemnitees.........................................................    5
September 2006 Financial Statements........................................   15
Services...................................................................    1
Shared Customer Period.....................................................   35
Shared Customers...........................................................   34
Shared Intellectual Property...............................................    2
Tangible Personal Property.................................................   20
Tax Return.................................................................   29
Taxes......................................................................   29
Third Party IP.............................................................   21
Transfer Taxes.............................................................    7
Transition Services Agreement..............................................    6
VAT........................................................................    7
Working Capital Cash.......................................................    3

                                       iii

                                                               EXECUTION VERSION

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT"), dated as of October 31,
2006 (the "EFFECTIVE DATE"), is by and between AXS-One Inc., a Delaware corporation ("SELLER"), and Computron Software, LLC, a Delaware limited liability company ("BUYER"). Capitalized terms used herein are either defined on the page following the table of contents to this Agreement or, if not defined therein, they are defined in this Agreement in the Section in which they first appear (as indicated by bold type) and their definitions are indexed on the page following the table of contents.

     WHEREAS, Seller is the developer, owner and licensor of information technology solutions targeted to two distinct market segments, the first being the records compliance market for which Seller licenses solutions related to management and integrated disposition and discovery for e-mail, instant messaging and other corporate records (the "RECORDS COMPLIANCE PLATFORM" as further defined below);

     WHEREAS, Seller also targets the corporate enterprise management software market by offering an integrated suite of financial management and accounting applications that include components for accounting/general ledger, financial reporting, time and expense management and procurement (collectively, the
"ENTERPRISE MANAGEMENT SOLUTION" as further defined below);

     WHEREAS, Seller also offers consulting, implementation, training, technical support and maintenance services in support of its customers' use of the Records
Compliance Platform and the Enterprise Management Solution (the "SERVICES");

     WHEREAS, Seller conducts the business of licensing the Enterprise
Management Solution and providing its related Services separately from Seller's other business units and accounts for its costs, revenues, employees,
Proprietary Materials, Intellectual Property Rights and other assets
(collectively, the "BUSINESS") separately from those of the Records Compliance
Platform's costs, revenues, employees, Proprietary Materials, Intellectual
Property Rights and other assets (collectively, the "RCM BUSINESS");

     WHEREAS, Seller's intention hereunder is to convey to Buyer the Business by transferring to Buyer the assets of Seller related exclusively to the Business and, subject to Section 3.10(r), certain rights to the Shared Intellectual
Property (as defined below), and by the assumption by Buyer of certain obligations and liabilities to the extent set forth herein; and

     WHEREAS, pursuant to the terms and conditions of this Agreement, Seller desires to sell or cause to be sold to Buyer, and Buyer desires to purchase from
Seller, the Business and the Assets more fully described herein for consideration that includes the assumption by Buyer of certain obligations and liabilities.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                       TRANSFER OF ASSETS AND LIABILITIES

Section 1.1 Assets; Excluded Assets

     (a) Subject to the terms and conditions of this Agreement, at the Closing provided for in Section 1.3, Seller shall sell, convey, assign, transfer and deliver, or shall cause to be sold, conveyed, assigned, transferred and delivered to Buyer, all of Seller's right, title and interest in and to the assets, whether tangible or intangible, real, personal or mixed, directly or indirectly owned by Seller or to which Seller is directly or indirectly entitled and, in any case, belonging to or used exclusively in the Business
(collectively, the "ASSETS"), including the following:

          (i) all the Tangible Personal Property (as defined below), including the items listed on Section 3.8(h) of the Company Letter;

          (ii) the Enterprise Management Solution IP (as defined below and as listed on Section 3.10(a) of the Company Letter), subject to Section
     3.10(q);

          (iii) all portions and components of Seller's proprietary technology products listed on Section 3.9(a) of the Company Letter;

          (iv) Subject to Section 3.10(r), certain rights to the Intellectual
     Property Rights used or held under license for use in connection with the
     Business and the RCM Business (the "SHARED INTELLECTUAL PROPERTY"), as
     listed on Section 3.10(r) of the Company Letter;

          (v) all transferable licenses, permits, authorizations, consents, approvals, orders, filings or registrations with any court or administrative or governmental authority owned, utilized or held by Seller that relate exclusively to the Business (collectively, the "PERMITS"), including copies of all other licenses, permits, authorizations, consents, approvals, orders, filings or registrations with any court or administrative or governmental authority owned, utilized or held by Seller that do not relate exclusively to the Business but are necessary to the operation of the Business in the ordinary course (collectively, the
     "NON-EXCLUSIVE PERMITS"), as set forth on Section 1.1(a)(v) of the Company
     Letter and provided that the Non-Exclusive Permits shall not be transferred as part of the Assets;

          (vi) all customer or vendor lists used exclusively in connection with the Business and copies of all customer or vendor lists used non-exclusively in connection with the Business, as previously provided to
     Buyer, or other documents used by Seller exclusively in connection with the
     Business, including, but not limited to, correspondence, credit information, manuals and data, sales, marketing and advertising materials;

          (vii) all rights, deposits, advance payments, prepaid items and expenses, deferred charges, rights of offset, causes of action, credits and claims with respect to or arising out of the Assets, the Assumed
     Liabilities or proceeds paid or payable under insurance contracts relating exclusively to the Assets, including those listed on Section 1.1(a)(vii) of the Company Letter;

                                        2

          (viii) all contracts, instruments, agreements, commitments, orders or other understandings or arrangements to which Seller is a party that relate exclusively to the Business, the Assets or the Assumed Liabilities,
     including, without limitation, license agreements, maintenance agreements and consulting agreements that relate exclusively to the Business, the
     Assets or the Assumed Liabilities, and any amendments, supplements or modifications thereto, and those contracts, instruments, agreements, commitments, orders or other understandings or arrangements, including those identified on Section 3.13(a) of the Company Letter;

          (ix) subject to applicable law, Seller's books and records that relate exclusively to the Business and copies of Seller's books and records, including its general ledger and financials as of the month end immediately preceding the Closing Date, to the extent they relate to both the Business and Seller's business operations other than the Business;

          (x) certain rights of Seller under certain of the South African leases, as set forth on Section 1.1(a)(x) of the Company Letter; and

          (xi) a cash amount equal to the revenue of the Business derived from the maintenance agreements set forth on Section 3.22(b) of the Company
     Letter, other than the revenue set forth in Section 1.1(a)(xi) of the
     Company Letter (the "WORKING CAPITAL CASH").

The Assets are owned or leased directly by Seller or indirectly through its affiliates as of the Closing Date. The Assets shall be delivered by Seller free and clear of any Liens, except for Permitted Encumbrances (as defined in Section
3.3 below).

     (b) Such sale, conveyance, assignment, transfer and delivery will be effected by delivery by Seller to Buyer of:

          (i) a duly executed bill of sale and assignment (the "BILL OF SALE AND
     ASSIGNMENT") substantially in the form of Exhibit A attached hereto;

          (ii) duly executed instruments of assignment assigning Seller's
     Intellectual Property Rights in and to the Assets in the form of Exhibit B attached hereto (the "INTELLECTUAL PROPERTY ASSIGNMENTS"); and

          (iii) such other good and sufficient instruments of conveyance, transfer and assignment, as shall be necessary to vest in Buyer good and valid title to, or valid and subsisting leasehold interests in, the other
     Assets (collectively, the "OTHER INSTRUMENTS"), free and clear of all
     Liens, except for Permitted Encumbrances.

     (c) Notwithstanding anything contained in Section 1.1(a) to the contrary, the Assets comprise, and are intended by the parties to comprise solely, those items used by Seller exclusively in the Business. The term "Assets" shall not include the following assets of Seller or any of its affiliates (each and all such items being herein referred to as, the "EXCLUDED ASSETS"):

                                        3

          (i) the consideration delivered by Buyer to Seller pursuant to this
     Agreement and cash or other cash equivalents;

          (ii) any of Seller's corporate franchises, certificates of incorporation (or other similar organizational documents), corporate seals, minute books, and other corporate records;

          (iii) all of Seller's insurance policies and binders and all claims, refunds and credits from such insurance policies or binders due or to become due with respect to such policies or binders;

          (iv) all trusts, trust assets, trust accounts, reserves and insurance policies relating to or funding Seller's employee benefit plans, except as otherwise provided in Section 2.3;

          (v) all Tax credits, net operating loss carry-forwards and refunds pertaining to the Business or the Assets that are attributable to (A) any taxable period ending on or before the Closing Date and (B) for any taxable period that includes but does not end on the Closing Date, the portion thereof ending on the Closing Date (collectively, a "PRE-CLOSING TAX
     PERIOD");

          (vi) all tradenames, brand names, logos, graphics, Internet domain names and other identifiers of Seller as the source of goods or services not specifically listed as being included in the Names and Logos as well as all Trademark Rights in or to them (collectively, the "EXCLUDED MARKS");

          (vii) all rights, property interests (whether real or personal) and assets (whether tangible or intangible) of Seller and its affiliates that are not exclusively used in or necessary to the operation of the Business in the ordinary course, including, without limitation, all rights, property interests and assets related to the RCM Business;

          (viii) all claims, recoveries and judgments in favor of or for the benefit of Seller or any of its affiliates relating to any Excluded
     Liabilities; and

          (ix) all other assets of Seller that are not Assets.

Section 1.2 Purchase Price; Assumption of Liabilities

     (a) The purchase price of the Assets and the Business shall be Twelve
Million Dollars ($12,000,000) in the aggregate (the "PURCHASE PRICE"). In addition to the Purchase Price, Buyer shall pay to Seller the Royalty Payment
(as defined in Section 1.9 below) pursuant to Section 1.9 hereof.

     (b) (i) On the Closing Date, Buyer shall cause the Purchase Price to be delivered to Seller via wire transfer in immediately available funds to such bank account as directed by Seller.

                                        4

          (ii) On the Closing Date, Seller shall cause the aggregate amount of the Working Capital Cash to be delivered to Buyer via wire transfer in immediately available funds to such bank account as directed by Buyer.

     (c) Delivery of the Purchase Price, plus the assumption by Buyer of the
Assumed Liabilities on the Closing Date, plus all amounts paid by Buyer to
Seller pursuant to Section 1.9, shall constitute the final Purchase Price (but shall be subject to adjustment on additional payments made pursuant to Section
1.9). Section 1.2(c) of the Company Letter sets forth a preliminary allocation of the Purchase Price among the Assets (the "PRELIMINARY ALLOCATION") in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended
(the "CODE"), and the Treasury Regulations promulgated thereunder. Seller and
Buyer shall negotiate in good faith to agree as promptly as possible, but in any event within one hundred twenty days (120) days after the Closing Date, upon an allocation of the Purchase Price to the Assets, together with the methodology for allocation of the Purchase Price related to the Royalty Payment to be paid pursuant to Section 1.9 below, in accordance with Section 1060 of the Code and the applicable Treasury Regulations or applicable local law, starting with the
Preliminary Allocation and making the applicable changes thereto (the "FINAL
ALLOCATION"). Seller and Buyer (i) shall be bound by the allocations determined pursuant to this paragraph for purposes of determining any Taxes, (ii) shall prepare and file all Tax Returns in a manner consistent with such allocations, and (iii) shall take no position inconsistent with such allocations in any Tax
Return, any proceeding before any taxing authority or otherwise. In the event that any such allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party hereto concerning resolution of such dispute.

     (d) At the Closing, in reliance on the representations, warranties, covenants and agreements made by Seller herein, Buyer will deliver to Seller an instrument of assumption substantially in the form of Exhibit D attached hereto
(the "INSTRUMENT OF ASSUMPTION"), whereby Buyer will solely and exclusively undertake, assume and agree to perform, pay, become liable for and discharge when due, and hold Seller and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns
(collectively, the "SELLER INDEMNITEES") harmless from and indemnify the Seller
Indemnitees against, any and all liabilities and obligations of Seller resulting from or related to the Business set forth on Section 1.2(d) of the Company
Letter (collectively, the "ASSUMED LIABILITIES").

     (e) Notwithstanding anything in this Agreement to the contrary, Seller shall retain, and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility for, all liabilities and obligations of Seller resulting from or related to the Business as of the Closing other than the Assumed Liabilities (collectively, the
"EXCLUDED LIABILITIES").

Section 1.3 Closing

     The closing of the transactions contemplated by this Agreement (the
"CLOSING") shall take place at the offices of Wiggin and Dana LLP, 400 Atlantic
Street, Stamford, Connecticut, effective as of 11:59 p.m. Eastern Time on
October 31, 2006, or on such other date as the Parties mutually agree (the
"CLOSING DATE"). The exchange of copies of this Agreement and the Ancillary
Agreements (as defined below) and of all signature pages by electronic mail or

                                        5

facsimile transmission shall constitute effective execution and delivery hereof and thereof as to the parties and may be used in lieu of the originals for all purposes. Signatures of the parties transmitted by electronic mail or facsimile shall be deemed to be their original signatures for all purposes.

Section 1.4 Deliveries by Seller

     At the Closing, Seller will deliver or cause to be delivered to Buyer
(unless delivered previously) the following:

     (a) A duly executed Bill of Sale and Assignment;

     (b) Duly executed Intellectual Property Assignments;

     (c) A duly executed counterpart of the transition services agreement, substantially in the form of Exhibit E attached hereto (the "TRANSITION SERVICES
AGREEMENT"), pursuant to which Seller will supply certain Services to Buyer for the periods indicated thereunder;

     (d) A duly executed counterpart of the license agreement, substantially in the form of Exhibit F attached hereto (the "LICENSE AND MAINTENANCE AGREEMENT"), pursuant to which Buyer will (i) license the Enterprise Management Solution to
Seller and its affiliates, on a worldwide, royalty-free, fully-paid and perpetual basis, thereby granting up to one hundred (100) concurrent users designated by Seller (not limited by the number of servers or platforms used by
Seller or its affiliates) in connection with the internal operations of Seller and its affiliates, and (ii) provide to Seller and its affiliates a commitment for two (2) years of Services for maintenance in connection with the Enterprise
Management Solution, including any updates thereof, at no cost to Seller or its affiliates, after which Seller and its affiliates shall be entitled to continued
maintenance at a cost no greater than Twenty-Five Thousand Dollars ($25,000) per year, subject to an annual increase equal to the Consumer Price Index for All
Urban Consumers of computer software and accessories, on a U.S. city average, as reported by the Bureau of Labor and Statistics of the U.S. Department of Labor
on the commencement of the third annual renewal date;

     (e) The Working Capital Cash; and

     (f) All other documents, instruments and writings required or reasonably requested to be delivered by Buyer at or prior to the Closing pursuant to this
Agreement or otherwise required in connection herewith (the agreements referred to in this Section 1.4, being collectively referred to herein as the "ANCILLARY
AGREEMENTS").

Section 1.5 Deliveries by Buyer

     At the Closing, Buyer will deliver or cause to be delivered to Seller
(unless previously delivered) the following:

     (a) The Purchase Price;

     (b) A duly executed Instrument of Assumption;

                                        6

     (c) A duly executed counterpart of the Transition Services Agreement;

     (d) A duly executed counterpart of the License and Maintenance Agreement;
and

     (e) All other documents, instruments and writings required or reasonably requested by Seller to be delivered at or prior to the Closing pursuant to this
Agreement or otherwise required in connection herewith.

Section 1.6 [INTENTIONALLY OMITTED]

Section 1.7 [INTENTIONALLY OMITTED]

Section 1.8 Certain Taxes

     Except as otherwise provided for in this Agreement, each stamp, transfer, documentary, sales, use, registration, real property transfer, and other such
Tax or fee (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, "TRANSFER
TAXES"), in addition to those tax liabilities directly related to the Business and set forth on Section 1.8 of the Company Letter, shall be borne and paid by
Seller, and Seller shall properly file on a timely basis all necessary tax returns and other documentation with respect to any Transfer Tax, provided that where such return or other documentation is required to be filed on a joint basis, the parties shall cooperate in the timely preparation and filing thereof.

Section 1.9 Royalty Payment

     (a) For a period of three (3) years after the Closing Date, within forty-five (45) days after the end of each twelve (12) month period from and after the Closing Date, Buyer will pay Seller fifty percent (50%) of the Net
License Revenue actually received by Buyer from any source (including, without limitation, end users, VARs, distributors or other channel partners) for licensing the Applications acquired at Closing, including any enhancements, improvements or derivate works, during such fiscal year which exceeds one million dollars ($1,000,000) (the "ROYALTY PAYMENT"). Along with such payment,
Buyer will provide a statement showing the quantity of licenses to the
Applications provided during such fiscal year and a calculation of the fees payable under this Section 1.9. Seller will treat the statement as confidential information of Buyer, will protect it from unauthorized use, access or disclosure in the same manner as Seller protects its own confidential or proprietary information of similar nature and with no less than reasonable care, and will disclose it only to the employees or agents of Seller who have a need to know such information for purpose of this Agreement and who are under a duty of confidentiality no less restrictive than Seller's duties hereunder. For purposes of this Agreement, "Net License Revenue" means the gross invoiced license fees billed by Buyer to any third party in connection with the license, sublicense or other use of the Applications, less (i) ordinary and necessary handling, insurance and other reasonable charges relating to the delivery or return of Applications to or by such end user customers, (ii) customary discounts actually allowed and taken, (iii) customs duties, surcharges, value added taxes ("VAT"), sales taxes, excise taxes and any other charges of any other governmental body placed on licensing of the Applications, (iv) reasonable bad debt expense, (v) amounts repaid or credits by reason of rejections or returns of Applications, or service credits provided under the service level agreements, (vi) associated

                                        7

royalties, license fees or commissions paid to third parties and (vii)
reasonable travel costs incurred which are directly related to license sales.
For avoidance of doubt, Net License Revenue does not include any fees received for performing any services, including any consulting services, maintenance services or support fees or any fees received in connection with licensing of any products or software, other than the Applications. In the case of so-called
"bundled sales," where Applications purchased as part of the Assets are
"bundled" with other software offered by Buyer, its affiliates, or by Buyer and a third party or parties, the amount of Net License Revenue allocable to the
Applications purchased as part of the Assets shall be used to determine the
Royalty Payment; provided, further, Buyer shall also fairly allocate among license, professional services and maintenance fees in determining the Royalty
Payment. Acknowledging Seller's reliance upon the anticipated share of Net
License Revenue as an express condition of entering into this Agreement, Buyer shall use commercially reasonable efforts to adequately license, service and maintain its Application customers in accordance with good industry practice, and use its commercially reasonable efforts to timely recognize and realize the maximum license revenue generated therefrom during the entire three-year period following the Closing Date.

     (b) Notwithstanding Section 1.9(a) above, in the event a "SELLER CHANGE OF
CONTROL" occurs, Buyer shall not be obligated to pay Seller, and Seller shall not be entitled to receive, the Royalty Payment at any time on or after such occurrence. For purposes of this Agreement, the "Seller Change of Control" shall be deemed to have occurred if:

          (i) a sale, transfer, or other disposition of all or substantially all of the assets and properties of Seller to any person, company or other enterprise that directly competes with the Enterprise Management Solution
     IP or any other Intellectual Property Rights owned by Buyer (a "BUYER
     COMPETITOR") is closed or consummated;

          (ii) a Buyer Competitor becomes the "beneficial owner" (as defined in
     Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Seller representing fifty percent (50%) or more of the combined voting power of Seller's then outstanding securities that have the right to vote in the election of directors generally; or

          (iii) Seller is dissolved or liquidated or a merger, reorganization, or consolidation involving Seller and a Buyer Competitor is closed or consummated.

     (c) If there occurs prior to the third anniversary of the Closing Date (i)
any liquidation, dissolution or winding up of Buyer after the Closing, either voluntary or involuntary, (ii) the acquisition of Buyer by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the entity), or (iii) a sale outside the ordinary course of business of all, substantially all or any material part of the Assets acquired pursuant to the terms of this Agreement
(clauses (i), (ii) and (iii) are collectively referred to as a "BUYER CHANGE OF
CONTROL"), and the entity or person owning the Assets subsequent to the date of the event giving rise to a Change of Control (the "BUYER CHANGE OF CONTROL
DATE") has expressly assumed Buyer's obligations under this Agreement, including its obligations under Section 1.9(a), then (A) Buyer shall be obligated to pay
Seller the Royalty Payment pursuant to the terms of Section 1.9(a) in respect of the period from the Closing Date to

                                        8

the Buyer Change of Control Date, and (B) the entity or person owning the Assets subsequent to the Buyer Change of Control shall be obligated to pay Seller the
Royalty Payment pursuant to the terms of Section 1.9(a) in respect of the period from the Buyer Change of Control Date through the third anniversary of the
Closing Date.

     (d) For twelve (12) months following the third anniversary of the Closing
Date, Seller shall have reasonable access to the financial books and records of
Buyer and Buyer's successor-in-interest of the Business, if any, for the purpose of auditing the Royalty Payment and Pfizer Service Fee (as defined below). If the audit results in any additional payments to Seller in excess of ten percent
(10%) of the Royalty Payment or Pfizer Service Fee (the "MINIMUM PAYMENT
DISCREPANCY"), then Buyer shall be liable for the fees and expenses of the auditor. If the audit results in no additional payments to Seller or payments below the Minimum Payment Discrepancy, then Seller shall be liable for the auditor's fees and expenses. Buyer shall make any additional payments to Seller within twenty (20) days after completion of the audit. The auditor shall be a nationally-recognized independent accounting firm other than a "big four" firm
(the "INDEPENDENT ACCOUNTING FIRM") selected by Seller and Buyer within ten (10)
days of Seller's request for an audit. If Seller and Buyer are unable to agree on the Independent Accounting Firm, then Buyer and Seller shall each have the right to request the American Arbitration Association to appoint the Independent
Accounting Firm, which shall not have had a material relationship with Seller,
Buyer or any of their respective affiliates within the past two (2) years.

     (e) Seller will be responsible for and will indemnify and hold Buyer harmless from payment of any taxes, duties and other governmental charges and any related penalties and interests, arising from the payment of any fees under this Section 1.9.

Section 1.10 Pfizer Service Fee

     If at any time prior to the two-year anniversary of the Closing Date,
Pfizer and Buyer enter into a contact pursuant to which Pfizer engages Buyer to provide extended maintenance and support for version 8 of the Enterprise
Management Solution with or without integration of the back-port features and functionality of the Oracle 10G runtimes or any other appropriate runtime into version 8 of the Enterprise Management Solution (the "PFIZER SERVICES"), Buyer
will pay to Seller, within ten (10) days after receipt by Buyer, fifty percent
(50%) of the gross proceeds actually received by Buyer from Pfizer for the
Pfizer Services in an aggregate amount not to exceed one million dollars
($1,000,000) (the "PFIZER SERVICE FEE"). In consideration for payment received,
Seller agrees to provide consultation services in connection with providing such extended maintenance or the back-port of the Oracle 10G runtimes into version 8 of the Enterprise Management Solution. The Pfizer Service Fee shall be payable notwithstanding a Seller change of control or Buyer change of control. The parties acknowledge and agree that, once the Pfizer Service Fee has been paid to
Seller, Buyer shall be entitled to all proceeds resulting from any contract between Pfizer and Buyer, and Seller shall not be entitled at any time to any claims relating to contracts between Pfizer and Buyer relating to the Pfizer
Services.

                                   ARTICLE II

                                 RELATED MATTERS

                                        9

Section 2.1 Possession

     Possession of the Assets shall be delivered to Buyer on the Closing Date, and the assignment to Buyer of each of Seller's rights in the Assets will be effective as between Buyer and Seller as of the Closing Date; provided, however, if the attempted assignment of any Assets without the consent or approval of a third party would materially and adversely affect the rights of Buyer, as assignee, the assignment will not be effective as to the third party, and Seller hereby agrees to use its commercially reasonable efforts to obtain such consent and approval pursuant to the terms of Section 5.3(b) hereof.

Section 2.2 Books and Records of Seller

     Subject to applicable law, in addition to the deliveries set forth in
Section 2.1 above, Seller agrees to deliver, or cause to be delivered, to Buyer on or as soon as practicable after the Closing, all books and records of Seller exclusively used or held for use in the conduct of the Business or pertaining to those Assets and Assumed Liabilities conveyed or assumed at the Closing
(including, but not limited to, correspondence, memoranda, books of account, personnel and payroll records and the like), other than books and records (i)
relating to Taxes or to individual personnel or payroll records or (ii) that are inseparable from Seller's other operations. Subject to applicable law, any books and records relating to the Business that are not delivered to Buyer hereunder, other than books and records relating to Taxes, will be preserved by Seller in accordance with the document retention policy of the Business as in effect on the date hereof (including any legal holds placed on books and records relating to litigated matters), which in no event shall be less than three (3) years and will be made available (for review and copying) to Buyer and its authorized representatives at Buyer's expense upon reasonable notice during normal business hours, to the extent reasonably required by Buyer, except to the extent that such books and records are subject to a legal privilege that, in the good faith judgment of Seller, may be lost or impaired by virtue of such disclosure. Buyer will preserve and make available (for review and copying) to Seller and its authorized representatives upon reasonable notice during normal business hours the records transferred by Seller in accordance with the document retention policy of the Business as in effect on the date hereof (including any legal holds placed on books and records relating to litigated matters), which in no event shall be less than three (3) years and, with respect to records that may be relevant to any actual Tax audits or proceedings, such additional period as is reasonably required by Seller; provided, however, that Buyer shall notify
Seller prior to destroying any such record during such period.

Section 2.3 Employees and Employee Benefits

     (a) Employment. Section 2.3(a) of the Company Letter lists all employees of
Seller whose primary duties relate to the Business and to whom Buyer agrees to offer employment as of the Closing Date pursuant to the terms hereof (the
"AFFECTED EMPLOYEES"). As of the Closing Date, Seller shall terminate all
Affected Employees, and Buyer shall offer all Affected Employees employment in the Business on terms no less favorable in the aggregate (including with respect to position, duties, responsibilities, compensation, incentives and location, but excluding with respect to stock options, education, and any benefits listed on Section 3.14(k) of the Company Letter) than those provided to the Affected
Employees on the date hereof. As of the Closing, except as set for in Section
1.2(d) of the Company Letter, Seller shall pay to the

                                       10

Affected Employees any and all liabilities relating to or arising out of their employment or termination of employment, including any payments and benefits due such Affected Employees.

     (b) Substantially Equivalent Benefits. For a twelve (12) month period following the Closing, Buyer shall provide each Affected Employee who continues to be employed by Buyer with benefits that are at least substantially equivalent in the aggregate to either (i) the benefits provided to each such Affected
Employee immediately prior to the Closing or (ii) the benefits provided to employees of Buyer that are similarly situated as, or hold positions similar to, the Affected Employees, except as otherwise required by applicable law;
provided, however, that Buyer, in providing such substantially equivalent benefits, shall not be required to provide or maintain any particular plan or benefit that was provided to or maintained for Affected Employees prior to the
Closing.

     (c) Service Credit, Deductibles, and Preexisting Conditions. Buyer agrees that, for purposes of all employee benefit plans (including, but not limited to, all "employee benefit plans" within the meaning of Section 3(3) of the Employee
Retirement Income Security Act of 1974, as amended ("ERISA"), and all policies and employee fringe benefit programs, including vacation policies) of Buyer
(such plans, programs, policies and arrangements, the "BUYER PLANS") in which the Affected Employees may participate following the Closing, credit will be given to the Affected Employees for service previously credited with the
Business prior to the Closing for purposes of vesting and eligibility; provided, however, that such crediting of service shall not apply for purposes of determining benefit accruals and shall not result in a duplication of benefits.
To the extent permitted by the Buyer Plans, Affected Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the
Closing, they participate in any corresponding Buyer Plan for which deductibles or co-payments are required. Buyer shall also cause each Buyer Plan to waive any pre-existing condition exclusion or restriction, any waiting period limitation, or any evidence of insurability requirements for the Affected Employees to the extent such exclusions, restrictions, limitations or requirements had been waived or satisfied under the terms of any corresponding Plans immediately prior to the Closing. Seller shall or shall cause its flexible spending account to continue to honor reimbursement requests from each Affected Employee (up to the amount available for reimbursement for each such Affected Employee as of the
Closing Date) that are submitted on or prior to February 28, 2007; provided, however, that such expenses must actually be incurred on or prior to December
31, 2006.

     (d) 401(k) Plan. Effective as of the Closing Date, the Affected Employees
shall no longer make contributions or receive matching contributions in Seller's
401(k) Plan (the "SELLER 401(k) PLAN"), and Seller shall have taken all such action prior to the Closing Date as may be required to achieve this result. To the extent elected by each Affected Employee (who actually becomes employed by
Buyer) and permitted by law and provided that the Seller 401(k) plan is qualified under all relevant provisions of the Code and ERISA, as applicable,
Buyer and Seller shall, to the extent permissible under applicable laws, take whatever actions are reasonably necessary or appropriate to effect a trust-to-trust transfer of the accounts of Affected Employees in the Seller
401(k) Plan, into a plan designated by Buyer to accept the transferred accounts, and Seller and Buyer shall use their commercially reasonable efforts to take whatever actions are reasonably necessary or appropriate in order for such plan to accept the transferred accounts, and Buyer shall provide Seller a certification that Buyer is using Fidelity as the trustee under the plan

                                       11

to which the assets are being transferred. In connection therewith, Seller shall pay all fees, whether occurring prior to or after the Closing Date, charged by its third party administrator to effectuate such plan-to-plan transfer, and
Buyer shall pay all fees, whether occurring prior to or after the Closing Date, charged by its third party administrator to effectuate such plan-to-plan transfer.

     (e) Pre-Closing Claims. Except as otherwise provided in Section 2.3(f) with respect to sickness and disability claims or claims originating on after the
Closing Date, Seller or the Plans, as the case may be, will remain responsible for all claims under the applicable Plans. As of the Closing, any Affected
Employee who is receiving benefits under Seller's short-term disability program shall be deemed to be an employee of Seller until such time as such employee is no longer eligible for Seller's short-term disability program. If at such time such Affected Employee will be returning to work, such employee shall be employed by Buyer in accordance with the terms of Sections 2.2(a) and 2.2(b)
hereof. If at such time such employee will be eligible for long-term disability benefits or disability retirement, such employee shall receive such benefits under Seller's long-term disability program or pension plan.

     (f) Disabled Employees. Seller will remain responsible for (i) all benefits payable to Affected Employees under Seller's health, accident, sickness, salary continuation, or short-term or long-term disability benefits plans or programs, and (ii) all workers compensation claims based on injuries occurring on or prior to the Closing Date; provided, however, that a workers compensation claim relating to any such injury is made within the applicable statutory time period.

     (g) Cooperation of Parties. Seller and Buyer agree to cooperate fully with respect to the actions which are necessary or reasonably desirable to accomplish the transactions contemplated hereunder, including, without limitation, the provision of records and information as each may reasonably request and the making of all appropriate filings under ERISA and the Code.

     (h) No Right of Employment. Nothing contained herein, express or implied, is intended to confer upon any Affected Employee any right to continued
employment for any period by reason of this Agreement. Nothing contained herein is intended to confer upon any Affected Employee any particular term or condition of employment. Nothing herein shall restrict Buyer in the exercise of its independent business judgment, as to the terms and conditions under which it may agree to continue to employ any Affected Employees, the duration of any such employment or the basis on which such employment is terminated. The parties agree that the Affected Employees are and will remain "at will" employees.

     (i) Accommodation with respect to Certain Affected Employees. Solely as an accommodation to Buyer and because Buyer will need a reasonable period of time in which to establish its payroll and benefits plans for Affected Employees,
Seller will act as payroll agent for Buyer during the period (i) through
November 15, 2006 in respect of Affected Employees in the United States and (ii)
not to exceed thirty (30) days following the Closing in respect of Affected
Employees in Australia, South Africa and the United Kingdom. As such, Buyer shall, prior to or contemporaneously with the payment of any compensation or benefits to such Affected Employees by Seller on behalf of Buyer, upon Seller's provision to Buyer of an invoice

                                       12

or related documentation describing in sufficient detail the amount of compensation or benefits to be paid to each Affected Employee, reimburse Seller for any and all amounts to be expended by Seller in paying such Affected
Employees their payroll and benefits plans until the sooner to occur of (A) the last day of the period that Seller acts as payroll agent for Buyer, as provided in subparagraphs (i) and (ii) above, and (B) such time as Buyer has established its payroll and benefits plans in the United States, Australia, South Africa and the United Kingdom. Nothing in this subsection (i) shall reduce or be deemed to reduce any liability or obligation of Buyer in respect of the Affected Employees arising under this Agreement.

     (j) Indemnification. After the Closing Date, Buyer shall be responsible for, and shall indemnify and hold harmless Seller and its affiliates and their officers, directors, employees, affiliates and agents and the fiduciaries
(including plan administrators) of the health, welfare and other employee benefit plans maintained by Seller from and against any and all claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) and other liabilities and obligations relating to or arising out of (i) all commissions and vacation entitlement accrued but unpaid as of the Closing due to any Affected Employees to the extent set forth on Section 1.2(d) of the Company Letter, (ii) the liabilities assumed by Buyer under this Section 2.3 or any failure by Buyer to comply with the provisions of this Section 2.3, and (iii) any claims of, or damages or penalties brought by, any Affected Employee, or any governmental entity on behalf of or concerning any
Affected Employee, with respect to any payroll or benefits services provided by
Seller to Buyer under Section 2.3(i), except to the extent such claims, damages or penalties result from Seller's gross negligence, fraud or intentional act or omission.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as disclosed in a separate disclosure letter, a copy of which is being delivered to Buyer herewith (the "COMPANY LETTER"), Seller hereby represents and warrants to Buyer as set forth below.

Section 3.1 Organization

     Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on the Business as now being conducted, except where any such failure to be so organized and existing or to have such power and authority would not individually or in the aggregate have a Material Adverse Effect.
Seller is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by Seller in the conduct of the
Business or the nature of the Business makes such qualification necessary, except in any such jurisdictions where the failure to be duly qualified or licensed would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

     As used in this Agreement, "MATERIAL ADVERSE EFFECT" means any material adverse change in, or effect on, the Assets or the financial condition or results of operations of the

                                       13

Business, taken as a whole, that: (a) was not reasonably foreseeable at the
Effective Date; and (b) is so substantial and adverse as to fundamentally impair the value of the Business; provided, however, that any such effect resulting from (i) any change in economic conditions generally or in the industries in which the Business operates, (ii) any continuation of an adverse trend or condition, (iii) any change in law, rule or regulation or GAAP (as defined in
Section 3.5 and subject to the accounting methodology applied under Section 3.1 of the Company Letter, which methodology shall be based on principles derived from GAAP) or interpretations thereof applicable to either Seller or Buyer, (iv)
increases in energy, electricity, raw materials or other operating costs, (v)
any change in the financial condition or results of operation of the Business resulting from the pending sale of the Business to Buyer or the announcement of the execution of this Agreement, and (vi) any actions to be taken pursuant to this Agreement shall not be considered when determining whether a Material
Adverse Effect has occurred.

Section 3.2 Authorization

     The execution, delivery and performance by Seller of this Agreement and the
Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller.
This Agreement constitutes, and, when executed at the Closing, each Ancillary
Agreement will constitute, a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, applicable bankruptcy, insolvency, moratorium, reorganization and other laws affecting the rights and remedies of creditors and to general equitable principles.

Section 3.3 Title to Assets

     (a) Except with respect to the Liens of Silicon Valley Bank, which shall be terminated and released in respect of the Assets prior to the Closing Date,
Seller is the beneficial owner of the Assets other than the Assets leased from third parties, and has good and valid title to, or valid and subsisting leasehold interests in, all of the Assets, free and clear of all Liens except for Permitted Encumbrances. As used herein, the term "LIENS" means any lien, pledge, mortgage, hypothecation, charge, claim, title, imperfection, defect or objection, security interest, conditional and installment sales agreement, encumbrance, prior assignments, rights-of-way, easement, encroachment, third party right or restriction, of any kind. As used herein, "PERMITTED
ENCUMBRANCES" means (i) Liens for current Taxes not yet due or Taxes being contested in good faith, as set forth on Section 3.3(a)(i) of the Company
Letter, and (ii) the other Liens set forth on Section 3.3(a)(ii) of the Company
Letter.

     (b) Except as set forth on Section 3.10(c) and Section 3.10(e) of the
Company Letter and for services provided under the Transition Services
Agreement, the Assets constitute all properties, assets and rights forming a part of, used or held in, and all such properties, assets and rights as are reasonably necessary in the conduct of, the Business, as presently conducted by
Seller. At all times since September 30, 2006, Seller has caused the Assets to be maintained in accordance with good business practice, and all the Assets are in good operating condition and repair, reasonable wear and tear excepted, and are suitable for the purposes for which they are presently used.

                                       14

     (c) Except as set forth on Section 3.4 of the Company Letter, Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Assets to Buyer without penalty or other adverse consequences. Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, Buyer will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of Seller in the Assets, free and clear of any Liens, other than
Permitted Encumbrances, and without incurring any penalty or other adverse consequence, including any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

Section 3.4 Consents and Approvals; No Violations

     Except as set forth in Section 3.4 of the Company Letter, neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation by Seller of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach or violation of any provision of the certificate of incorporation or by-laws of Seller; (b) require any filing or registration with, or notice or declaration to, or the obtaining of any permit, license, authorization, consent or approval of, any governmental or regulatory authority whether within or outside the United States; (c)
violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in any termination, cancellation or acceleration, or give rise to any such right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any agreement set forth on Section 3.13(a) of the Company Letter;
(d) violate any order, injunction, decree, statute, rule or regulation applicable to Seller or any of the Assets, or (e) result in the creation or imposition of any Lien upon any of the assets or properties of the Business, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, conflicts, defaults, rights, Liens or violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect and would not adversely affect, in any material respect, the ability of Seller to consummate the transactions contemplated by this Agreement or the Ancillary
Agreements or that become applicable as a result of the business or activities
(other than the Business) in which Buyer engages or proposes to be engaged or as a result of any acts or omissions by, or the status of or any facts pertaining to, Buyer. As used in this Section 3.4, references to Seller shall refer only to
Seller in connection with the conduct of the Business.

Section 3.5 Financial Statements

     Section 3.5 of the Company Letter contains the Business' (i) unaudited balance sheet as of September 30, 2006 and income statement for the six-month period ended September 30, 2006 (the "SEPTEMBER 2006 FINANCIAL STATEMENTS"),
(ii) unaudited income statement for the year ended December 31, 2005 (the
"INCOME STATEMENT", and together with the September 2006 Financial Statements, the "FINANCIAL STATEMENTS") and (iii) audited balance sheet of Seller for the fiscal year ended December 31, 2005, and the related audited statements of income, retained earnings, stockholders' equity and changes in financial position of Seller, together with all related notes and schedules thereto, accompanied by the report thereon of Seller's accountants. The September 2006
Financial Statements and the Income Statement have been extracted from the books of account and financial records of Seller, which books and records are the basis for

                                       15

the preparation of Seller's audited financial statements. Seller's financial statements have been prepared in accordance with GAAP. Except as disclosed in the Financial Statements or on Section 3.5 of the Company Letter, each balance sheet fairly presents, in all material respects, the financial position of the
Business as of the date thereof, and each income statement fairly presents, in all material respects, the results of operations of the Business for the period indicated and has been derived from the books and records of Seller; provided, however, that the Financial Statements present such information in accordance with Seller's historical practices with respect to financial statements prepared for management in the ordinary course of business and do not conform to U.S.
generally accepted accounting principles consistently applied ("GAAP");
provided, further, that all such accounting practices to the extent material and all deviations from historical practices with respect to the Financial
Statements, have been fairly disclosed to Buyer by Seller and such Financial
Statements have been prepared in accordance with the accounting methodology applied under Section 3.1 of the Company Letter, consistently applied, which methodology shall be based on principles derived from GAAP. Buyer acknowledges that Seller has not prepared and does not prepare separate financial statements for the Business although Seller has prepared certain financial reporting by segment in its periodic filings with the Securities and Exchange Commission (the
"SEC").

Section 3.6 Absence of Undisclosed Liabilities

     Except (a) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since September 30, 2006 and (b)
as otherwise disclosed herein or on Section 3.6 of the Company Letter, since
September 30, 2006, the Business has not incurred any liabilities or obligations
(whether direct, indirect, accrued or contingent) that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect and be required to be reflected or reserved against in a balance sheet of the Business prepared in accordance with the methodology used in preparation of the balance sheet of September 30, 2006 referred to in Section 3.5.

Section 3.7 Conduct in the Ordinary Course; Absence of Certain Changes, Events
and Conditions

     Since September 30, 2006, except as set forth on Section 3.7 of the Company
Letter, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as set forth on Section 3.7 of the Company Letter, since September 30, 2006,
Seller has not:

     (a) permitted or allowed any of the Assets to be subjected to any Lien, other than Permitted Encumbrances and Liens that will be released at or prior to the Closing;

     (b) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Liens related to the Business, or paid or otherwise discharged any Liability related to the
Business, other than current liabilities reflected on the Financial Statements and current liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006;

                                       16

     (c) written down or written up (or failed to write down or write up in accordance with the accounting methodology applied under Section 3.1 of the
Company Letter, consistently applied) the value of any of the Assets other than in the ordinary course of business consistent with past practice and in accordance with the accounting methodology applied under Section 3.1 of the
Company Letter, consistently applied;

     (d) made any change in any method of accounting or accounting practice or policy used by Seller;

     (e) amended, terminated, cancelled or compromised any claims of Seller
(related to the Business) or waived any other rights of substantial value to
Seller (related to the Business);

     (f) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including leasehold interests and intangible property) of Seller (related to the Business);

     (g) merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person engaged in a business relating to the Business or acquired a substantial portion of the assets or business of any Person engaged in a business relating to the Business or any division or line of business thereof, or otherwise acquired any material assets relating to the Business other than in the ordinary course of business consistent with past practice;

     (h) made any capital expenditure or commitment for any capital expenditure
, in each case relating to the Business, in excess of $25,000 individually or
$100,000 in the aggregate;

     (i) issued any purchase orders or otherwise agreed to make any purchases, in each case relating to the Business, involving exchanges in value in excess of
$25,000 individually or $100,000 in the aggregate;

     (j) made any changes in the customary methods of operations of the
Business, including practices and policies relating to manufacturing, purchasing, marketing, selling and pricing;

     (k) made, revoked or changed any material tax election or method of tax accounting, except insofar as may have been required by a change in GAAP, or settled or compromised any material liability with respect to Taxes;

     (l) incurred any indebtedness relating to the Business in excess of $25,000 individually or $100,000 in the aggregate;

     (m) made any loan to, guaranteed any indebtedness of or otherwise incurred any Indebtedness on behalf of any Person in connection with the Business;

     (n) failed to pay any creditor any amount owed to such creditor when due, except in the ordinary course consistent with past practice;

     (o) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by Seller to any of its

                                       17

Affected Employees, including any increase or change pursuant to any Plan, or
(ii) established or increased or promised to increase any benefits under any
Plan, in either case except as required by law or any collective bargaining agreement;

     (p) entered into any agreement, arrangement or transaction relating to the
Business with any of its directors, officers, employees or stockholders (or with any relative, beneficiary, spouse or Affiliate of such Persons);

     (q) terminated, discontinued, closed or disposed of any plant, facility or other business operation used in connection with the Business, or laid off any employees employed in connection with the Business (other than layoffs of less than 50 employees in any six-month period in the ordinary course of business consistent with past practice) or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of
Section 1.401(a)-4 of the Treasury Regulations or announced or planned any such action or program for the future;

     (r) except for ordinary disclosure to actual and prospective customers and other prospective buyers of the Business, disclosed any secret or confidential
Intellectual Property Rights relating to the Business (except by way of issuance of a patent) or permitted to lapse or become abandoned any Intellectual Property
Rights relating to the Business (or any registration or grant thereof or any application relating thereto) to which, or under which, Seller has any right, title, interest or license;

     (s) allowed any Permit relating to the Business to lapse or terminate or failed to renew any insurance policy, Permit that is scheduled to terminate or expire within 45 calendar days of the Closing;

     (t) failed to maintain the plant, property and equipment included in the
Assets in good repair and operating condition, ordinary wear and tear excepted;

     (u) suffered any casualty loss or damage with respect to any of the Assets which in the aggregate have a replacement cost of more than $50,000, whether or not such loss or damage shall have been covered by insurance;

     (v) amended, modified or consented to the termination of any agreements set forth on Section 3.13(a) of the Company Letter or Seller's rights thereunder;

     (w) abandoned, sold, assigned, or granted any security interest in or to any of the Enterprise Management Solution or any of its Source Code Application
and Documentation components or any other Intellectual Property Rights or
Proprietary Materials used in the Business, including failing to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, to maintain and protect its interest in such Intellectual Property Rights, (ii) granted to any third party any license with respect to any Intellectual Property Rights, other than licenses of the Intellectual Property Rights to the customers of the Business in the ordinary course of its business, (iii) developed, created or invented any
Intellectual Property Rights jointly with any third party (other than such joint development, creation or invention with a third party that is in progress prior to September 30, 2006) or (iv) disclosed, or allow to be disclosed, any confidential Intellectual Property Rights,

                                       18

unless such Intellectual Property Rights is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

     (x) suffered any Material Adverse Effect; or

     (y) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.7 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.7, except as expressly contemplated by this Agreement and the Ancillary Agreements.

Section 3.8 Properties and Related Matters

     (a) Seller does not own any real property that is used in the operation of the Business. Seller leases or subleases all real property used exclusively in the Business. Section 3.8(a) of the Company Letter describes, as of the date hereof, all such real property leased or subleased by Seller that may be leased or subleased by Buyer upon the Closing Date (the "REAL PROPERTY"), specifying the street address of each property, the name of the lessor or sublessor, the lease term and basic annual rent and sets forth a true and complete list of all leases and subleases relating to the Real Property and any and all ancillary documents pertaining thereto (including all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof and all consents, including consents for alterations, assignments and sublets, documents recording variations, memoranda of lease, options, rights of expansion, extension, first refusal and first offer and evidence of commencement dates and expiration dates). With respect to each of such leases and subleases, except as set forth in Section 3.8(a) of the Company Letter, Seller has not
exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise by a lessor or landlord of, any option, right of first offer or right of first refusal contained in any such lease or sublease, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation (collectively, "OPTIONS").

     (b) Except as set forth in Section 3.8(b) of the Company Letter, each lease or sublease listed in Section 3.8(a) of the Company Letter: (i) is valid and binding on the parties thereto and is in full force and effect, (ii) is freely and fully assignable to Buyer without penalty or other adverse consequences, and
(iii) upon consummation of the transactions contemplated by this Agreement shall be in full force and effect without penalty or other adverse consequence. To its
Knowledge, Seller is not in breach of, or default under, any lease or sublease listed in Section 3.8(a) of the Company Letter.

     (c) Seller is in peaceful and undisturbed possession of each parcel of Real
Property, and, to Seller's Knowledge, there are no contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used. All existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, Internet access and other utilities required for the use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the Business as it has been and currently is conducted. To Seller's Knowledge, there are no material adverse physical conditions affecting the Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or

                                       19

forming part of the Real Property. Seller has not leased or subleased any parcel or any portion of any parcel of Real Property to any other Person and no other
Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement, nor has Seller assigned its interest under any lease or sublease listed in Section 3.8(a) of the Company
Letter to any third party.

     (d) The interests of Seller in the Real Property to be transferred pursuant to this Agreement are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

     (e) Except as listed in Section 3.8(e) of the Company Letter, to the
Knowledge of Seller, there are no facts that would prevent the Real Property from being occupied by Buyer after the Closing in the same manner as occupied by
Seller immediately prior to the Closing.

     (f) The rent set forth in each lease or sublease of the Real Property is the actual rent being paid, and there are no separate agreements or understandings with respect to the same.

     (g) Seller has the full right to exercise any unexpired Options contained in the leases and subleases pertaining to the Real Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the full benefit of such Options with respect thereto.

     (h) Section 3.8(h) of the Company Letter describes, as of the date hereof, all tangible personal property owned, leased or subleased by Seller that was used by Seller exclusively in the Business, including, but not limited to, equipment, machinery, furniture, computers, computer software (other than the
Applications), photocopy machines, office supplies, spare and replacement parts, and other trade fixtures and fixed assets (the "TANGIBLE PERSONAL PROPERTY").
All such leases of the Tangible Personal Property are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such lease any material breach by any Seller or any event known to a Seller that, with notice or lapse of time or both, would constitute a Material Adverse Effect. Seller has the full right to exercise any unexpired renewal options contained in the leases pertaining to the Tangible
Personal Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible
Personal Property for the full term of such renewal options.

     (i) To Seller's Knowledge, since December 31, 2005, all of the Assets have been acquired for consideration not less or greater than fair market value of such Assets at the date of such acquisition.

Section 3.9 Enterprise Management Solution Identification; Ownership

     (a) Section 3.9(a) of the Company Letter sets forth the full and complete list of the Enterprise Management Solution and each of its Source Code,
Application and Documentation components and all Proprietary Materials used by
Seller exclusively in the Business and which would be necessary for its continued operation in the ordinary course of business consistent with past practice. As such, Section 3.9(a) of the Company Letter further sets forth the full and complete list of the portions and components of Seller's proprietary technology products being transferred and conveyed hereunder.

                                       20

     (b) Each of the material features and functions of the Applications are in substantial conformity with their Documentation and are also in substantial conformity with any express warranties in force and effect as of the Effective
Date of this Agreement between Seller and any licensees of the Applications, if any, except for such nonconformities: (i) as may require only replacement or repair (or, in the case of services, re-performance) in the ordinary course of business consistent with past practice; or (ii) for which (and to the extent)
there is a reserve set forth on the balance sheet as of September 30, 2006 or as otherwise disclosed on Section 3.9(b) of the Company Letter.

     (c) No material actions, suits, proceedings, hearings, investigations, charges, complaints, claims or demands have been asserted and remain outstanding or, to the Knowledge of Seller, threatened against Seller with respect to any
Application or Documentation delivered to a customer giving rise to liability or damages owed to third parties in connection therewith except liabilities: (i)
for replacement or repair (or, in the case of services, re-performance) incurred in the ordinary course of business consistent with past practice; or (ii) for which (and to the extent) there is a specific reserve set forth on the balance sheet as of September 30, 2006 or as otherwise disclosed on Section 3.9(b) of the Company Letter.

     (d) The Enterprise Management Solution is not subject to any guaranty, warranty or indemnity beyond the applicable terms and conditions of sale, license or lease or beyond that imposed by applicable law.

     As used in this Agreement, "KNOWLEDGE" means the knowledge of William P.
Lyons, Joseph P. Dwyer and Elias Typaldos after reasonable inquiry into the relevant subject matter as of the Effective Date.

Section 3.10 Intellectual Property Rights

     (a) Section 3.10(a) of the Company Letter lists all Intellectual Property
Rights (including any Registered IP) currently used in the conduct of the
Business owned by Seller, including, without limitation, Intellectual Property
Rights in and to: (i) the Enterprise Management Solution and each of its
Application, Documentation and Source Code components; (ii) the Shared
Intellectual Property, (iii) any Proprietary Materials used by Seller exclusively in the Business; and (iv) all Names and Logos used by Seller in the
Business (Section 3.10(a) of the Company Letter also identifies the Names and
Logos being conveyed hereunder as part of the Assets), (collectively,
"ENTERPRISE MANAGEMENT SOLUTION IP").

     (b) Except for Permitted Encumbrances specifically identified in Section
3.10(b) of the Company Letter, Seller owns, free and clear of any Liens, all
Enterprise Management Solution IP.

     (c) Except for "off-the-shelf" programs, Section 3.10(c) of the Company
Letter lists all Third Party Materials embedded or incorporated in, or bundled with, the Enterprise Management Solution and all of the agreements pursuant to which Seller has received the right to such Third Party Materials ("THIRD PARTY
IP"). Except as specifically identified in Section 3.10(c) or Section 3.4 of the
Company Letter: (i) Seller is not in breach or violation of the agreements governing the Third Party IP or other license or grant of rights pursuant to which the

                                       21

Third Party IP are possessed and used by Seller and/or delivered to Seller's licensees; and (ii) Seller's rights to Third Party IP are assignable or otherwise transferable to Buyer hereunder without payment of additional consideration.

     (d) To Seller's Knowledge and except as specifically identified in Section
3.10(d) of the Company Letter: (i) Seller is not in breach or violation of any
Inbound License Agreements; and (ii) the Inbound License Agreements are
assignable or otherwise transferable to Buyer hereunder without payment of additional consideration. As used herein the term "INBOUND LICENSE AGREEMENTS"
means any software, tools or technology used for the development, maintenance or support of the Enterprise Management Solution or otherwise used in the conduct of the Business and which are necessary to continue operating the Business in the ordinary course consistent with past practice but do not include such productivity and other software as Seller may use incidentally in the Business.

     (e) Except as set forth in Section 3.10(c) and Section 3.10(e) of the
Company Letter, the Enterprise Management Solution IP and the Third Party IP
constitute all Intellectual Property Rights and Proprietary Materials needed to conduct the Business as currently conducted.

     (f) Section 3.10(f) of the Company Letter lists all agreements pursuant to which any third party has been granted any license under, or otherwise has received or acquired any right or interest in, any Enterprise Management
Solution IP, other than non-exclusive licenses to Applications granted pursuant to the Company's standard form of end user license agreement.

     (g) Seller has provided to Buyer a complete and accurate copy of each end user license agreement, service agreement, and support agreement used by Seller in conducting the Business. Seller has provided to Buyer the opportunity to review complete and accurate copies of all agreements that deviate in any material respect from Seller's standard form agreements, if any were provided to
Buyer.

     (h) The operation of the Business as currently conducted, the offering and sale of the Enterprise Management Solutions and each of its Application,
Documentation and Source Code components and any related Third Party Materials, do not infringe any third party's Known Intellectual Property Rights and, to the
Knowledge of Seller, do not infringe any third party's Intellectual Property
Rights. Seller has not received any actual notice relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any such
Intellectual Property Rights of any third party in connection with the Business or the Enterprise Management Solutions. The COMPUTRON trademark does not conflict or interfere with any tradenames, brand names, logos, trademarks, service marks, graphics, or Internet domain names lawfully owned, used, or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of the COMPUTRON trademark or the *computronsoftware.com** domain name.

     (i) No third party has filed with or commenced in a court or other body of competent jurisdiction a claim, suit, action or proceeding that challenges the validity, enforceability, effectiveness or ownership by Seller of any Enterprise
Management Solution IP. Seller has no

                                       22

Knowledge of facts or circumstances which would render any Enterprise Management
Solution IP to be rendered invalid or unenforceable, nor, to Seller's Knowledge, has any third party asserted or threatened claims that would result in a material change in the manner in which the Enterprise Management Solutions are offered and sold in the marketplace.

     (j) No legal, regulatory or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings that relate to any of Enterprise Management Solution IP have been filed, commenced or are pending, other than review of pending Patent Rights, as the case may be, and Seller has not received any written notice from a court or other body of competent jurisdiction, nor does Seller have Knowledge indicating that such proceedings are threatened or contemplated by any governmental authority or any other person.

     (k) Seller has secured written agreements in favor of Seller that are valid and enforceable under the laws of those jurisdictions in which Seller maintains an affiliate entity or has otherwise formally registered or otherwise sought and obtained intellectual property or proprietary rights from all parties (including former employees and present and former consultants) who have created any portion of, or otherwise should have reasonably been known to have any claim for rights in or to, the Enterprise Management Solutions IP, containing an assignment of Intellectual Property Rights to Seller and confidentiality provisions protecting the Enterprise Management Solution IP. To Seller's
Knowledge, no parties to such agreements are in breach of any terms or conditions of such agreements.

     (l) Seller has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all Trade
Secrets included in the Enterprise Management Solution IP.

     (m) The consummation of the transactions contemplated hereby shall not alter, impair or otherwise affect any of Seller's (or Buyer's as Seller's successor or assign) rights in the Enterprise Management Solution IP or Third
Party Materials, and Buyer shall succeed to all of Seller's rights thereto without modification or impairment, subject to Section 3.10(q).

     (n) Section 3.10(n) of the Company Letter lists all Open Source Software contained in, or distributed with the Enterprise Management Solution; and the
Enterprise Management Solutions do not contain and are not distributed with any other Open Source Software.

     (o) The Applications do not contain any bug, defect, or error that materially and adversely affects the use, functionality, or performance of the
Applications and materially comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance. The
Applications do not contain any "back door," "drop dead device," "time bomb,"
"Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) intentionally disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user's consent.

                                       23

     (p) Except as provided (i) to any escrow agent, (ii) through any standard
Seller software license escrow release conditions (viz., in the event of bankruptcy or termination of support and maintenance), or (iii) on Section
3.10(p) of the Company Letter, no Source Code for the Applications has been delivered, licensed, or made available to any third party, and Seller has no duty or obligation to deliver, license, or make available the Source Code for any Application to any third party.

     (q) Except as set forth on Section 3.10(q) of the Company Letter, after
Closing, Seller shall make no claim of ownership under the Enterprise Management
Solution IP.

     (r) With respect to the Shared Intellectual Property listed on Section
3.10(r) of the Company Letter, the parties hereby agree that each party hereto shall be deemed a "co-owner" of the Shared Intellectual Property with all rights to make, use, exclude others from using (except as otherwise provided in this subparagraph (r)), reproduce, modify, adapt, create and earn exclusive ownership rights in and to derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell the Shared Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses, without any duty of accounting; provided, however, for a period of five (5) years from the date of
Closing, (i) neither Seller nor any affiliate or assignee of Seller (except as set forth below) shall, in any territory or jurisdiction, (A) compete with, or sublicense the Shared Intellectual Property to any party that competes with, the
Business, namely, the Enterprise Management Solution, or (B) own any interest in any enterprise that competes with the Enterprise Financials product line, and
(ii) neither Buyer nor any affiliate or assignee of Buyer shall, in any territory or jurisdiction, compete with, using the Shared Intellectual Property, or sublicense the Shared Intellectual Property to any party that competes with,
Seller's other business operations, namely, the RCM Business; provided, however, that the restrictions contained in subparagraphs (r)(i) and (ii) above shall not apply to Seller or Buyer or any of their respective successors or assigns upon, and any time after, the occurrence of a transfer or assignment of the Shared
Intellectual Property as part of an arms-length transaction with a third party assignee in connection with a sale of all or substantially all of the assets of
Seller (including the Shared Intellectual Property), or a merger, consolidation or other business combination or sale of Seller's capital stock resulting in a change of control; provided, further, however, that subparagraph (r)(ii)(A) is not intended to prohibit Buyer from licensing the Application to any party that competes with Seller's business operations, namely, the RCM Business.

          (i) Enforcement. The covenants set forth in this Section 3.10(r) will be construed as divided in separate and distinct covenants with respect to each jurisdiction. If any covenant in this Section 3.10(r) is more restrictive than permitted by the laws of any jurisdiction in which either party seeks enforcement hereof, such provision will be limited to the extent required to permit enforcement under such laws. If, in any proceeding, a court or arbitral panel refuses to enforce any of the separate covenants contained herein, then such unenforceable covenant will be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. If the terms of this Section 3.10(r) are ever deemed to exceed the duration, geographical limitations or scope permitted by applicable

                                       24

     law, then such provisions will be reformed to the maximum time or geographic limitations in scope, as the case may be, permitted by applicable law.

          (ii) Injunctive Relief. Each party recognizes and agrees that a breach or threatened breach of any of such party's obligations under this Section
     3.10(r) would cause irreparable harm to the other party and its affiliates, that such party's remedies at law in the event of such breach or threatened breach would be inadequate, and that, accordingly, in the event of such breach or threatened breach, a restraining order or injunction or both may be issued against the breaching party, in addition to, and not in lieu of, any other right or remedy that may be available to the other party, without posting any bond or other form of security and without the necessity of proving actual damages. In connection with any such action or proceeding for injunctive relief, each party hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have this Section 3.10(r) specifically enforced against if it is the breaching party, and consents to the entry of injunctive relief against it if it is the breaching party, enforcing or restraining any breach or threatened breach of its obligations hereunder.

Section 3.11 Litigation

     Except as set forth on Section 3.11 of the Company Letter, there are no actions, claims, investigations, inquiries or suits, or any administrative, arbitration or other proceedings (collectively, "CASES") pending, or, to
Seller's Knowledge, threatened, against Seller or any of its affiliates, or any of its properties, assets and business operations, as of the date hereof, by or before any court, governmental or regulatory authority or by any third party, in each case relating to the Business. None of the cases set forth on Section 3.11 of the Company Letter are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Except as set forth on Section 3.11 of the
Company Letter, there is no judgment, order, decree, award, stipulation or injunction of any nation, state, commonwealth, territory, possession or tribe or any political subdivision, courts, departments, agencies, commissions, boards, bureaus or other instrumentalization of any of the foregoing, against or affecting Seller or its properties, assets or business operations that would, individually or in the aggregate, be reasonably likely to have a Material
Adverse Effect.

Section 3.12 Compliance with Applicable Law; Permits

     With respect to the Business, Seller is in compliance with all laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to the Business, except for such violations, if any, that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. With respect to the Business, Seller holds all material permits and authorizations necessary for the lawful conduct of the
Business, except for such permits and authorizations the failure to obtain would not, individually or in the aggregate, be reasonably likely to have a Material
Adverse Effect.

Section 3.13 Certain Contracts and Arrangements

                                       25

     (a) Section 3.13(a) of the Company Letter lists each of the following contracts and agreements (including oral agreements) of Seller relating to the
Business: (i) collective bargaining agreements; (ii) employment or consulting agreements providing for annual payments in excess of Fifty Thousand Dollars
($50,000) or entered into by and between Seller and any Affected Employee; (iii)
indentures, mortgages, notes, installment obligations, agreements or other instruments, in each case relating to the borrowing of money, or the guaranty of any obligation for the borrowing of money, except any such agreement with an aggregate outstanding principal amount not exceeding Fifty Thousand Dollars
($50,000); (iv) partnership, joint venture or other similar agreements or arrangements; (v) material licenses or other similar agreements other than governmental permits or licenses used in connection with the operation of the
Business, "off-the-shelf" software licenses or other inbound or outbound licenses within the ordinary course of business; (vi) agency, sales representation, distribution or other similar agreements providing for annual payments by the Business in excess of Fifty Thousand Dollars ($50,000); (vii)
agreements for the purchase of supplies or materials other than in the ordinary course of business providing for annual payments in excess of Fifty Thousand
Dollars ($50,000); (viii) agreements for the sale of goods or services providing for annual payments in excess of Fifty Thousand Dollars ($50,000); (ix)
maintenance agreements; or (x) agreements (except as otherwise set forth in (i)
through (ix) above or on the Company Letter), entered into other than in the ordinary course of business that is material to the Business taken as a whole.

     (b) Except as set forth on Section 3.13(b) of the Company Letter, each agreement listed in Section 3.13(a) of the Company Letter is a (i) valid, binding and enforceable obligation of Seller and, to the Knowledge of Seller, of each other party thereto, enforceable against each party thereto in accordance with its terms and Seller is not in default under any of the aforesaid agreements; (ii) is freely and fully assignable to Buyer without penalty or other adverse consequences; and (iii) upon consummation of the transactions contemplated by this Agreement shall be in full force and effect without penalty or other adverse consequence.

     (c) Seller is not in breach of, or default under, any contract or agreement listed on Section 3.13(a) of the Company Letter.

     (d) To Seller's Knowledge, no other party to any contract or agreement listed on Section 3.13(a) of the Company Letter is in breach thereof or default thereunder and Seller has not received any actual notice of termination, cancellation, breach or default under any such contracts or agreements.

     (e) Seller has made available to Buyer true and complete copies of all contracts or agreements listed on Section 3.13(a) of the Company Letter.

     (f) There is no contract, agreement or other arrangement granting any
Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the Assets.

Section 3.14 Employee Benefit Plans; ERISA

     (a) Section 3.14(a) of the Company Letter lists all benefit and compensation plans, arrangements, and contracts, whether or not terminated, including, but not limited to, "employee

                                       26

benefit plans" within the meaning of Section 3(3) of ERISA, all compensation and benefit plans subject to any law, applicable custom, or rule of a jurisdiction outside of the United States, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock-based incentive and bonus plans maintained or contributed to (or required to be contributed to) by Seller for the benefit of any Affected Employee or former employees of the Business
(collectively, the "PLANS"). True and complete copies of all Plans (or a comprehensive written description, in the case of unwritten Plans), including, but not limited to, any trust instruments and insurance contracts forming a part of (or related to) any Plans, and all amendments thereto have been provided or made available to Buyer.

     (b) Each of the Plans has been administered in accordance with its terms and in substantial compliance with applicable law (including, where applicable,
ERISA and the Code), except where the failure to so administer such Plan is not, individually or in the aggregate, reasonably likely to have a Material Adverse
Effect.

     (c) No Plan has incurred an accumulated funding deficiency (as defined in
Sections 302 and 412 of ERISA).

     (d) No Plan is a "multi-employer plan" (as defined in Section 3(37) of
ERISA), and no Plan is subject to Title IV of ERISA. Neither Seller nor any
ERISA Affiliate (as defined below) has incurred, or reasonably expects to incur, any liability under Title IV of ERISA in connection with the termination of any plan covered or previously covered by Title IV of ERISA. For purposes of this
Agreement, "ERISA AFFILIATE" means any trade or business (whether or not incorporated) which, together with Seller, would be deemed a "single employer"
within the meaning of Section 4001(a)(14) of ERISA or Section 414 of the Code.

     (e) Except as set forth in Section 3.14(e) of the Company Letter, none of the Plans covers or provides benefits to any Affected Employee who is not living in the United States. Seller does not sponsor or maintain defined benefit plans for any Affected Employee.

     (f) No "prohibited transaction," as defined in Section 406 of ERISA or
Section 4975 of the Code, has occurred, or is reasonably expected to occur, with respect to any Plan, except for those transactions that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

     (g) Each Plan which is intended to be qualified under Section 401(a) of the
Code is so qualified and either has received a favorable determination letter from the Internal Revenue Service that the form of the plan meets the applicable requirements of Section 401(a) of the Code or is entitled to rely on the opinion letter issued to the sponsor of the prototype document of which it is an adopting employer. No fact or event has occurred since the date of any such determination letter or opinion letter that has adversely affected or is likely to adversely affect, and the consummation of the transactions contemplated by this Agreement will not adversely affect, such qualification. Seller has furnished to Buyer copies of the most recent determination letters or opinion letters with respect to each such plan. Each Plan is and has been maintained and operated in compliance with its terms and with the requirements prescribed by any and all legal requirements, including, but not limited to, ERISA and the
Code, which are applicable to

                                       27

such plan, and Seller has not received any claims to the contrary and has no
Knowledge of any facts or circumstances that would form the basis for any such claims.

     (h) Seller has timely paid all contributions, premiums and expenses payable to or in respect of any and all applicable Plans and workers' compensation arrangements under the terms thereof and in accordance with applicable legal requirements (including, without limitation, ERISA and the Code), and to the extent any such contributions, premiums or expenses are not yet due, the liability therefor has been properly and adequately accrued on Seller's financial statements. There has been no amendment to, written interpretation of or announcement (whether or not written) by Seller relating to, or change in employee participation or coverage under, any Plan that would increase materially the expense of maintaining such Plan above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.
Seller has not made any announcement or commitment to create any additional
Plans.

     (i) No Plan provides post-employment medical or death benefits, except as required by Section 4980B of the Code and/or Part 6 of Title I of ERISA. No tax
under Section 4980B of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

     (j) Seller does not sponsor or maintain any plan or arrangement subject to
Section 409A of the Code.

     (k) Except as set forth in Section 3.14(k) of the Company Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise), will (i) entitle any Affected Employee or former employee of the Company to any payment or benefit, (ii) increase the amount of compensation or other benefit due to any such employee, (iii)
accelerate the time of vesting of any compensation, stock incentive or other benefit, (iv) result in any "parachute payment" under Section 280G of the Code whether or not such payment is considered to be reasonable compensation for services rendered; or (v) result in any payment that would be disallowed as a deduction under Section 162(m) of the Code.

     (l) There are no pending or, to the Knowledge of Seller, threatened claims
(other than routine claims for benefits) by, on behalf of or against any of the
Plans or any trusts related thereto, except for those claims that are not, individually or in the aggregate, reasonably likely to have a Material Adverse
Effect.

Section 3.15 Taxes

     (a) Except as set forth on Section 3.15 of the Company Letter, (i) for all periods through and including the Closing Date, Seller has timely filed or caused to be filed with the appropriate taxing authorities all Tax Returns (as hereinafter defined) due prior to the Closing Date and required to be filed by it, except for such failures to file that are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect, and such
Tax Returns are true, correct and complete in all material respects, (ii) Seller has withheld and paid all Taxes related to the Business and required to be withheld and paid with respect to amounts owing to any Affected Employee, creditor, independent contractor or other third party, (iii) none of the

                                       28

Assets is subject to any Liens (other than Permitted Encumbrances) as a result of a failure to pay any Tax, and (iv) none of the Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

     (b) As used in this Agreement:

          (i) "INCOME TAX" or "INCOME TAXES" shall mean all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts of profits (including, but not limited to, any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in (i) above, or (iii) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

          (ii) "TAXES" shall mean all taxes, levies, charges or fees including, without limitation, income, corporation, gross receipts, transfer, excise, property, sales, use, value-added, goods and services, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government, and such term shall include any interest, penalties or additional tax attributable thereto.

          (iii) "TAX RETURN" shall mean any report, return (including any information return) or statement required to be supplied to a taxing authority in connection with Taxes including, without limitation, any amendments thereto.

Section 3.16 Labor Matters

     Except as set forth on Section 3.16 of the Company Letter, (i) there is and, within the previous five years, has been no labor strike, dispute, slowdown, stoppage or lockout ongoing, or to the Knowledge of Seller threatened, against or affecting the Business; (ii) there is and, within the previous five years, has been no unfair labor practice charge or complaint against Seller
(relating to the Business) pending (for which actual notice has been provided)
or, to the Knowledge of Seller, threatened before the National Labor Relations
Board or any similar foreign agency, (iii) Seller has not received actual notice of the intent of any federal, state or foreign governmental authority responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Business and no such investigation is in progress, other than, with respect to clauses (ii) and
(iii), such charges, complaints or investigations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, (iv)
Seller is not a party to, is not negotiating, and is not bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization and Seller is not aware of any activity involving any of the Affected Employees to certify a collective bargaining unit, no Affected Employee is engaged in any organization activity, and no labor organization is making any organizational effort or threatening to make any organizational effort, (v) no Affected Employee is party to any written employment

                                       29

agreement or contract, and (iv) Seller is not party to or otherwise bound by any consent decree or settlement agreement relating to any Affected Employee.

Section 3.17 Certain Fees

     Neither Seller nor any of its affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory fees, finders'
fees or similar fees in connection with this Agreement or the transactions contemplated hereby, other than North Point Advisors, the fees of which shall be borne by Seller.

Section 3.18 Hazardous Materials

     To Seller's Knowledge, Seller is in compliance with, and Seller has no liability under any laws, ordinances, and regulations of any Governmental Entity relating to the release, storage, generation, use, manufacture, treatment, deposit or disposal of any hazardous or toxic substance, material or waste
("ENVIRONMENTAL LAWS"). There are no consent decrees, consent orders, judgments, judicial administrative orders, liens, claims, restrictions or encumbrances against Seller relating to Environmental Laws which regulate, obligate or bind
Seller. There are no existing or pending or, to the best of Seller's knowledge, threatened claims, suits, orders, actions, law suits, legal proceedings or other proceedings based on, and neither Seller nor any officer or director of Seller has directly or indirectly received any formal or informal notice of any claims relating to Environmental Laws against Seller or any person or entity whose liability for any claims Seller has assumed or retained either contractually or by operation of law arising under Environmental Laws. To the best of Seller's knowledge, there has been no storage or release by Seller of any hazardous or toxic substance material or waste in violation of Environmental Laws at any of the facilities owned, operated or leased by Seller, nor any property formerly owned, operated or leased by Seller during the period of such ownership, operation or tenancy.

Section 3.19 Insurance

     Seller maintains insurance of the kinds and in the amounts customarily carried or maintained by persons of established reputation engaged in similar businesses. All premiums due and payable under any insurance policies or fidelity bonds of Seller have been paid, and Seller has complied in all material respects with the terms and conditions of all such policies or fidelity bonds.
There are no outstanding material claims by Seller pending under any insurance policy or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

Section 3.20 Customers

     Listed on Section 3.20 of the Company Letter are the names of all the customers of the Business that ordered goods or merchandise from Seller during the twelve-month period ended July 31, 2006. Except as set forth on Section 3.20 of the Company Letter, Seller has not received actual notice that any significant customer of the Business has ceased, or will cease, to use the products, equipment, goods or services of the Business, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

Section 3.21 Affected Employees

                                       30

     (a) Section 2.3(a) of the Company Letter lists the name, place of employment, and position of each Affected Employee and whether such employee is exempt from applicable overtime requirements. Seller has provided Buyer a list of compensation paid to each Affected Employee as of the Closing Date.

     (b) To Seller's Knowledge, no Affected Employee intends to terminate his or her employment with Seller or Buyer or is otherwise likely to become unavailable to continue as an employee of Seller or Buyer, nor does Seller have a present intention to terminate the employment of any Affected Employee.

     (c) All directors, officers, management employees and technical and professional employees of Seller are under written obligation to Seller to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to Seller all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

Section 3.22 Receivables

     (a) Except to the extent, if any, reserved for on the Financial Statements, all Receivables reflected on the Financial Statements arose from, and the
Receivables existing as of the Closing will have arisen from, the sale of goods or services to persons not affiliated with Seller and in the ordinary course of business consistent with past practice and, except as reserved against on the
Financial Statements, constitute or will constitute, as the case may be, only valid, undisputed claims of Seller not subject to valid claims of setoff or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. To Seller's
Knowledge, all Receivables reflected on the Financial Statements or arising from the date thereof until the Closing (subject to the reserve for bad debts, if any, reflected on the Financial Statements) are collectible in full in the ordinary course, or Seller has no Knowledge that any such Receivables will not be collectible in full in the ordinary course, without resort to litigation or extraordinary collection activity. For purposes of this Agreement, "RECEIVABLES"
means any and all accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

     (b) Except for contracts providing for payment in excess of twelve (12)
months, Section 3.22(b) of the Company Letter lists all of the maintenance agreements pursuant to which Seller has received cash prior to the Closing and which provide for renewal dates which are after the Closing Date.

Section 3.23 Certain Business Practices

     Neither Seller nor, to Seller's Knowledge, any of its directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property,

                                       31

however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or governmental authority, in the United States or any other country, which is in any manner illegal under any law of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of Seller or any officer, director, partner, employee or agent of any such customer or officer, director, partner, employee or agent for the unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business.

Section 3.24 Full Disclosure

     No representation or warranty of Seller in this Agreement, nor any statement or certificate furnished or to be furnished to Buyer pursuant to this
Agreement, or in connection with the transactions contemplated by this
Agreement, intentionally contains or will contain any untrue statement of a material fact, or intentionally omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

Section 3.25 No Other Representations and Warranties

     Neither Seller, any of its affiliates nor any of their respective officers, employees, agents or representatives makes any other express or implied representation or warranty on behalf of Seller or any of its affiliates other than as expressly set forth in this Article III.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as set forth below.

Section 4.1 Organization

     Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has heretofore delivered to Seller complete and correct copies of its Certificate of Formation and Limited Liability Company Agreement, as currently in effect.

Section 4.2 Authorization

     Buyer has the limited liability company power and limited liability company authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the
Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Buyer and no other limited liability company proceeding on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement or the
Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and the Ancillary Agreements will be, duly executed and delivered by Buyer and, assuming the valid execution and delivery by all counterparties thereto, will constitute, a valid and binding agreement of
Buyer, enforceable against Buyer in accordance

                                       32

with its terms, except to the extent that enforceability may be limited by bankruptcy, moratorium, reorganization and other laws affecting the enforcement of creditors' rights generally and by general principals of equity.

Section 4.3 Consents and Approvals; No Violations

     Neither the execution, delivery or performance of this Agreement and the
Ancillary Agreements nor the consummation by Buyer of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach or violation of any provision of the certificate of formation or partnership agreement of Buyer; (b) require any filing or registration with, or notice or declaration to, or the obtaining of any permit, license, authorization, consent or approval of, any governmental or regulatory authority whether within or outside the United States; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in any termination, cancellation or acceleration, or give rise to any such right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its assets is subject or by which any of them may be bound; (d) violate any order, injunction, decree, statute, rule or regulation applicable to Buyer; or (e) result in the creation or imposition of any Lien upon any properties, assets or business of
Buyer, excluding from the foregoing clauses (b), (c), (d) and (e), such requirements, conflicts, defaults, rights, security interests, Liens or violations that would not adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.4 Litigation

     There are no Cases pending or threatened against Buyer that are reasonably likely to adversely affect Buyer's performance under this Agreement or the ability of Buyer to consummate the transactions contemplated herein.

Section 4.5 No Implied Representation

     Buyer acknowledges and agrees that any cost estimates, projections and predictions contained or referred to in the materials that have been provided to
Buyer are not and shall not be deemed to be representations or warranties of
Seller.

Section 4.6 Interpretation of Representations and Warranties and Company Letter

     Buyer acknowledges and agrees that Seller has not made any representation or warranty regarding the future prospects or profitability of the Business.

Section 4.7 Certain Fees

     Neither Buyer nor any of its affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory fees, finders'
fees or similar fees in connection with this Agreement or the transactions contemplated hereby.

                                       33

                                    ARTICLE V

                                    COVENANTS

Section 5.1 [INTENTIONALLY OMITTED]

Section 5.2 [INTENTIONALLY OMITTED]

Section 5.3 Consents; Shared Customers

     (a) Seller shall use its commercially reasonable efforts, and Buyer shall cooperate and use its commercially reasonable efforts, to make all filings and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement. In addition to the foregoing, Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any landlord of any property under Section 3.8(a) of the Company
Letter whose consent is required for assignment or sublease to Buyer of the applicable lease therefor, and any third party whose consent or approval is required hereunder, namely, the Required Consents (as defined below).
Notwithstanding the foregoing, nothing herein shall obligate or be construed to obligate Seller to make any payment to any third party in order to obtain the consent or approval of such third party or to transfer any contract, license or permit in violation of its terms.

     (b) To the extent that any agreement assigned to Buyer pursuant to this
Agreement is not assignable without the consent of a third party, this Agreement shall not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. With respect to any agreement for which required consent or approval is not obtained prior to the Closing, Seller shall use commercially reasonable efforts to obtain any such consent or approval after the Closing until either such consent or approval has been obtained or Seller determines in good faith that such consent cannot reasonably be obtained. If such consent shall not be obtained, Seller shall cooperate with Buyer in any legally and commercially feasible arrangement designed to provide Buyer the benefits under any such non-assignable agreement, including executing a subcontract agreement, the form of which shall be negotiated by the parties in good faith as necessity may arise; provided, however, that Buyer (or Seller, if applicable) shall provide Seller (or Buyer, if applicable) with such access to the premises, books and records and personnel as is reasonably necessary to enable Seller (or Buyer, if applicable) to perform its obligations under such agreements, and Buyer shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Buyer would have been responsible therefor if such consent or approval had been obtained. If and to the extent that such arrangement cannot be made with respect to any such non-assignable agreement, Buyer shall not have any obligation with respect thereto, any other provision of this Agreement to the contrary notwithstanding.

     (c) Section 5.3(c) of the Company Letter sets forth certain customers of the Business that are also customers of the RCM Business (collectively, the
"SHARED CUSTOMERS"). After the Closing Date, Buyer will invoice Shared Customers for maintenance and support in advance of each renewal period in the ordinary course of business, and shall be entitled to collect

                                       34

maintenance fees thereon. For each of the Shared Customers, for two annual billing cycles following the Closing Date (the "SHARED CUSTOMER PERIOD"), Buyer
shall remit to Seller its portion of such maintenance as outlined on Section
5.3(c) of the Company Letter; provided, however, that, if any Shared Customer pays less than the amount of the maintenance fee set forth on Section 5.3(c) of the Company Letter (as a result of a decrease in the maintenance fee or otherwise), Seller shall only be entitled to its pro rata portion of the amount actually received by Buyer; provided, further, however, that if any Shared
Customer pays more than the amount of the maintenance fee set forth on Section
5.3(c) of the Company Letter (as a result of an increase in the maintenance fee or otherwise), Seller shall not be entitled to receive any portion of such increased amount. Such remittances to Seller will be made within thirty (30)
days of receipt by Buyer. During the Shared Customer Period, should any Seller change of control in respect of Seller occur prior to the end of the Shared
Customer Period, Buyer and Seller agree to work together to separate the maintenance contracts as soon as possible after the change of control occurs and before the end of the Shared Customer Period. After the Shared Customer Period,
Buyer shall have no obligations to remit maintenance fees to Seller or separate the maintenance contracts as provided in this Section 5.3(c), and Seller shall have no obligations to provide maintenance or support to the customer under such contracts except to the extent such customer has prepaid for such maintenance or support. Seller agrees to provide first tier maintenance and support services to the Shared Customers for so long as such customers remain current in the payment of Seller's fees for such services and will provide maintenance and support in accordance with the description of same set forth in Section 5.3(c) of the
Company Letter during the Shared Customer Period.

     (d) In the event that any governmental authority challenges the proposed transaction for any reason, the parties agree to take commercially reasonable efforts (consistent with their obligations under Section 5.3(a)) to vigorously defend, lift, mitigate or rescind the effect of any actual or reasonably anticipated litigation or administrative proceeding adversely affecting this
Agreement or the transactions contemplated hereby, including, without limitation, promptly appealing any adverse court or administrative order or injunction.

Section 5.4 Reasonable Efforts

     Except as otherwise set forth in this Article V, each of Seller and Buyer shall cooperate, and use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

Section 5.5 Public Announcements

     Prior to the Closing, except with the prior consent of the other party
(which consent shall not be unreasonably withheld or delayed), no party shall issue any form, report, statement or press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby, except as in the reasonable judgment of such party may be required by law or the listing standards of any stock exchange on which its securities are traded, including, but not limited to, Form 8-K, definitive proxy materials and other SEC filings, in which case such party will use reasonable efforts to notify the other party with respect to the distribution and filing of any such form, report, statement or press release.

                                       35

Section 5.6 Covenant to Satisfy Conditions

     Seller will use its commercially reasonable efforts to ensure that the conditions set forth in Article VI hereof are satisfied, insofar as such matters are within the control of Seller, and Buyer will use its commercially reasonable efforts to ensure that the conditions set forth in Article VI hereof are satisfied, insofar as such matters are within the control of Buyer. Seller and
Buyer further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 5.7 [INTENTIONALLY OMITTED]

Section 5.8 Confidentiality

     Seller agrees to, and shall cause its agents, representatives, affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any person to) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business, except with respect to the Shared Intellectual
Property, (ii) in the event that Seller or any such agent, representative, affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective order or other remedy or waive compliance with this Section 5.8, (iii) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section
5.8, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to
Buyer any and all copies (in whatever form or medium) of all such confidential information then in the possession of Seller or any of its agents, representatives, affiliates, employees, officers and directors and, except as otherwise required by Section 5.2 or by law, destroy any and all additional copies then in the possession of Seller or any of its agents, representatives, affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Seller, its agents, representatives, affiliates, employees, officers or directors; and provided, further, that with respect to Intellectual Property Rights, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property Rights, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain. Seller agrees and acknowledges that remedies at law for any breach of its obligations under this Section 5.8 are inadequate and that in addition thereto Buyer shall be

                                       36

entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

Section 5.9 No Solicitation or Negotiation

     For a period of eighteen (18) months after the Closing Date, Seller and
Buyer each agree that it will not, in any manner, directly or indirectly, solicit, hire, attempt to solicit or attempt to hire any person who is, or was, an employee of the other at any time during such 18-month period, including, without limitation, the Affected Employees; provided, however, nothing in this paragraph shall preclude either party from engaging in any general solicitation for employees or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at any person or from hiring any person, including any Affected Employee, who responds to any such general solicitation or advertising.

Section 5.10 Reimbursement of Sales Tax and VAT

     In the event Buyer receives payment on or after the Closing Date from
Receivables related to sales tax or VAT invoiced by Seller on or before the
Closing Date, Buyer shall reimburse Seller such amount of sales tax or VAT within thirty (30) days of receipt thereof.

                                   ARTICLE VI

                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 6.1 Conditions to Each Party's Obligation

     The respective obligation of each party to consummate the transactions contemplated herein is subject to the satisfaction at or prior to the Closing of each of the following conditions precedent:

     (a) No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any court or any federal or state governmental authority that prohibits or materially restricts the consummation of the transactions contemplated hereby;

     (b) There shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the transactions contemplated hereby;

     (c) All governmental authorizations or approvals required in connection with the transactions contemplated by this Agreement shall have been obtained or given (except such consents, approvals or other actions that may be required to novate, assign or transfer any contract or agreement with any government or government authority), other than those authorizations and approvals, the failure of which to have been obtained, would not, in the aggregate, have a
Material Adverse Effect; and

Section 6.2 Conditions to Obligations of Seller

     The obligations of Seller to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver in writing) at or prior to the Closing of each of the following

                                       37

conditions, which are for the benefit of Seller only and may only be waived by
Seller, at or prior to the Closing, in its sole discretion:

     (a) The representations and warranties of Buyer contained in Article IV of this Agreement shall be true and correct in all material respects at the date hereof and as of the Closing as if made at and as of such time, except for changes permitted or contemplated hereby and except for representations that are as of a specific date (which representations shall be true and correct in all material respects as of such date);

     (b) Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

     (c) Buyer shall have delivered to Seller (i) a certificate as to the satisfaction of the conditions set forth in Sections 6.2(a) and (b), dated as of the Closing and executed by an officer of Buyer, (ii) a certificate dated the
Closing Date, executed by the secretary of Buyer, providing as attachments copies of resolutions approved by the members of Buyer, certifying that the resolutions as attached to said certificate were duly adopted by the members of
Buyer and that remains in full force and effect, authorizing and approving the execution by Buyer of this Agreement and other documents related to this transaction and approving the consummation by Buyer of the transactions contemplated by such agreements and documents, and (iii) a certificate dated the
Closing Date, executed by Buyer, providing as attachments certificates of good standing for Buyer certified by the appropriate state official in each state in which Buyer is qualified, dated no earlier than forty-five (45) days prior to the Closing Date;

     (d) Seller shall have obtained, and delivered evidence of obtaining, the consents set forth on Section 6.2(d) of the Company Letter (collectively, the
"REQUIRED CONSENTS"); and

     (e) Buyer shall have delivered to Seller or its affiliates, as applicable, all the items set forth in Section 1.5.

Section 6.3 Conditions to Obligations of Buyer

     The obligations of Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver in writing) at or prior to the Closing of each of the following conditions, which conditions are for the benefit of Buyer only and may only be waived by Buyer, at or prior to the
Closing, in its sole discretion:

     (a) The representations and warranties of Seller contained in Article III of this Agreement (i) that are qualified as to "materiality" shall be true and correct as of the date hereof and as of the Closing as if made at and as of such time and (ii) that are not qualified as to "materiality" shall be true and correct in all material respects as of the date hereof and as of the Closing as if made at and as of such time, except for representations that are as of a specific date (which representations shall be true and correct as of such date), and except where all such failures would not, in the aggregate, have a Material
Adverse Effect;

     (b) Seller shall have performed and complied in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

                                       38

     (c) Seller shall have delivered to Buyer (i) a certificate as to the satisfaction of the conditions set forth in Sections 6.3(a) and (b), dated as of the Closing and executed by an officer of Seller, (ii) a certificate dated the
Closing Date, executed by the secretary of Seller, providing as attachments copies of resolutions approved by the Board of Directors of Seller, certifying that the resolutions as attached to said certificate were duly adopted by the
Board of Directors of Seller and that remains in full force and effect, authorizing and approving the execution by Seller of this Agreement and other documents related to this transaction and approving the consummation by Seller of the transactions contemplated by such agreements and documents, and (iii) a certificate dated the Closing Date, executed by Seller, providing as attachments certificates of good standing for Seller certified by the appropriate state official in each state in which Seller is qualified, dated no earlier than forty-five (45) days prior to the Closing Date;

     (d) Buyer shall have received written assurance reasonably satisfactory to it that all UCC financing statement amendments or other UCC filings, as shall be necessary to release all Liens with respect to the Assets, shall be duly filed promptly upon Closing; and

     (e) Seller or its affiliates, as applicable, shall have delivered to Buyer all the items set forth in Section 1.4.

                                   ARTICLE VII

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS

Section 7.1 Survival of Representations

     All representations and warranties made in this Agreement shall survive the
Closing hereunder for a period of eighteen (18) months after the Closing Date
(the "INDEMNITY PERIOD"); provided, however, that (a) the Indemnity Period for the representations and warranties contained in Section 3.15 (Taxes) shall commence at the Closing Date and terminate upon the expiration of the applicable statute of limitations plus sixty (60) days; and (b) the Indemnity Period for
(i) the representations and warranties contained in Section 3.3 (Title to
Assets) and (ii) fraud, shall commence at the Closing Date and survive indefinitely. Notwithstanding the foregoing, no representation or warranty shall survive any termination of this Agreement. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Seller, Buyer or any of their respective directors, officers, employees, affiliates, controlling persons, agents or representatives based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Indemnity Period or any termination of this Agreement. Neither the period of survival nor the liability of Seller with respect to Seller's representations and warranties or the liability of Buyer with respect to Buyer's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the other party. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by Buyer or Seller, as the case may be, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

Section 7.2 Seller's Agreement to Indemnify

                                       39

     (a) Subject to the terms and conditions set forth herein, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its directors, officers, employees, affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the "BUYER INDEMNITEES") from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and expenses (collectively, the "BUYER DAMAGES")
asserted against or incurred by any Buyer Indemnitee as a result of or arising out of (i) a breach of any representation or warranty contained in this
Agreement or Ancillary Agreement, (ii) a breach of any agreement or covenant of
Seller in this Agreement, (iii) any and all Buyer Damages suffered or incurred by Buyer by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of Seller occurring or existing prior to the Closing
(other than in connection with the Assumed Liabilities), (iv) liabilities arising from or related to any failure to comply with laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this
Agreement, or (v) the Excluded Liabilities. Buyer agrees that, except as contemplated by the immediately preceding sentence, the indemnification provided in this Section 7.2 is the exclusive remedy for a breach by Seller of any representation, warranty, agreement or covenant contained in this Agreement.

To the extent that Seller's undertakings set forth in this Section 7.2 may be unenforceable, Seller shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Buyer
Damages incurred by the Buyer Indemnitees.

     (b) Seller's obligations to indemnify Buyer Indemnitees pursuant to Section
7.2(a) hereof are subject to the following limitations:

          (i) No indemnification shall be made by Seller with respect to any claim made pursuant to Section 7.2(a)(i) or (ii) (other than any claims relating to accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the Business) unless the aggregate amount of Buyer Damages under all claims exceeds an amount equal to Two Hundred Fifty Thousand Dollars
     ($250,000) (the "BASKET AMOUNT") and, in such event, indemnification shall be made by Seller only to the extent Buyer Damages exceed, in the aggregate, the Basket Amount;

          (ii) In no event shall Seller's aggregate obligation to indemnify
     Buyer Indemnitees pursuant to Section 7.2(a)(ii) or (iii), together with any indemnification paid pursuant to any other provisions of this
     Agreement, exceed an amount equal to fifty percent (50%) of the final
     Purchase Price (the "CAP");

          (iii) The amount of any Buyer Damages shall be reduced by any amount received by a Buyer Indemnitee with respect thereto under any third party insurance coverage or from any other party alleged to be responsible therefor. If a Buyer Indemnitee makes a claim for indemnification under this Section 7.2, Buyer Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Buyer Indemnitee receives an amount under insurance coverage or from such other party with

                                       40

     respect to Buyer Damages at any time subsequent to any indemnification provided by Seller pursuant to this Section 7.2, then such Buyer Indemnitee shall promptly reimburse Seller for any payment made or expense incurred by
     Seller in connection with providing such indemnification up to such amount received by Buyer Indemnitee, but net of any expenses incurred by such
     Buyer Indemnitee in collecting such amount;

          (iv) Seller shall be obligated to indemnify Buyer Indemnitees only for those claims giving rise to Buyer Damages as to which Buyer Indemnitees have given Seller written notice prior to the end of the Indemnity Period, in the event that the Indemnity Period applies to such Buyer Damages. Any written notice delivered by a Buyer Indemnitee to Seller with respect to
     Buyer Damages shall set forth, with as much specificity as is reasonably practicable, the basis of the claim for Buyer Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof;

          (v) Any indemnity amounts payable by Seller to or on behalf of a Buyer
     Indemnitee pursuant to this Agreement (including, without limitation, any indemnity payment made under this Article VII) shall be reduced by any Tax benefit arising from the claim, loss or damage for which the indemnity is being paid to the extent such Tax benefit is available in the year of payment or accrual.

Section 7.3 Buyer's Agreement to Indemnify

     (a) Subject to the terms and conditions set forth herein, from and after the Closing, Buyer shall indemnify and hold harmless the Seller Indemnitees from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, the "SELLER DAMAGES")
asserted against or incurred by any Seller Indemnitee as a result of or arising out of (i) the Assumed Liabilities, (ii) a breach of any representation or warranty contained in Article IV of this Agreement, (iii) a breach of any agreement or covenant of Buyer contained herein or (iv) the use, operation or ownership of any of the Assets after Closing. Seller agrees that the indemnification provided in this Section 7.3 is the exclusive remedy for a breach by Buyer of any representation, warranty, agreement or covenant contained in this Agreement.

To the extent that Buyer's undertakings set forth in this Section 7.3 may be unenforceable, Buyer shall contribute the maximum amount that it is permitted to contribute under applicable law to the payment and satisfaction of all Seller's
Damages incurred by the Seller Indemnitees.

     (b) Buyer's obligations to indemnify Seller Indemnitees pursuant to Section
7.3(a) hereof are subject to the following limitations:

          (i) No indemnification shall be made by Buyer with respect to any claim made pursuant to Section 7.3(a)(ii) or (iii) unless the aggregate amount of Seller Damages under all claims exceeds the Basket Amount and, in such event, indemnification shall be made by Buyer only to the extent
     Seller Damages exceed, in the aggregate, the Basket Amount;

          (ii) The amount of any Seller Damages shall be reduced by any amount received by a Seller Indemnitee with respect thereto under any third party insurance

                                       41

     coverage or from any other party alleged to be responsible therefor. If a
     Seller Indemnitee makes a claim for indemnification under this Section 7.3,
     Seller Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If a Seller Indemnitee receives an amount under insurance coverage or from such other party with respect to Seller
     Damages at any time subsequent to any indemnification provided by Buyer pursuant to this Section 7.3, then such Seller Indemnitee shall promptly reimburse Buyer for any payment made or expense incurred by Buyer in connection with providing such indemnification up to such amount received by the Seller Indemnitee, but net of any expenses incurred by such Seller
     Indemnitee in collecting such amount;

          (iii) Buyer shall be obligated to indemnify the Seller Indemnitees only for those claims giving rise to Seller Damages as to which the Seller
     Indemnitees have given Buyer written notice prior to the end of the
     Indemnity Period, in the event that the Indemnity Period applies to such
     Seller Damages. Any written notice delivered by a Seller Indemnitee to
     Buyer with respect to Seller Damages shall set forth, with as much specificity as is reasonably practicable, the basis of the claim for Seller
     Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof; and

          (iv) Any indemnity amounts payable by Buyer to or on behalf of a
     Seller Indemnitee pursuant to this Agreement (including, without limitation, any indemnity payment made under this Article VII) shall be reduced by any Tax benefit arising from the claim, loss or damage for which the indemnity is being paid to the extent such Tax benefit is available in the year of payment or accrual.

Section 7.4 Third Party Indemnification

     The obligations of any indemnifying party to indemnify any indemnified party under this Article VII with respect to Buyer Damages or Seller Damages, as the case may be, resulting from the assertion of liability by third parties (a
"CLAIM"), will be subject to the following terms and conditions:

     (a) Any party against whom any Claim is asserted will give the party required to provide indemnity hereunder written notice of any such Claim promptly after learning of such Claim, and the indemnifying party may at its option undertake the defense thereof by representatives of its own choosing;
provided, that the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall not be borne by the indemnifying party. Failure to give prompt notice of a Claim hereunder shall not affect the indemnifying party's obligations under this
Article VII, except to the extent that the indemnifying party is actually prejudiced by such failure to give prompt notice. If the indemnifying party, within thirty (30) days after notice of any such Claim, fails to assume the defense of such Claim, the indemnified party against whom such claim has been made will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk, and at the expense, of the indemnifying party, in the exercise of its reasonable discretion, subject to the right of the

                                       42

indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

     (b) Anything in this Section 7.4 to the contrary notwithstanding, (i) the indemnified party shall not settle a claim for which it is indemnified without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) the indemnifying party shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment for other than monetary damages to be borne by the indemnifying party without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed.

     (c) No indemnified party will, in any event, be entitled to any punitive, incidental, indirect, special or consequential damages resulting from or arising out of any claim under this Article VII.

Section 7.5 Certain Tax Matters

     (a) Tax Indemnification.

          (i) Notwithstanding anything in this Agreement to the contrary, Seller shall indemnify and hold harmless the Buyer Indemnitees from and against any liability for Taxes (other than the Transfer Taxes pursuant to Section
     1.8) relating to the Assets attributable to any Pre-Closing Tax Period.

          (ii) Buyer shall indemnify and hold harmless the Seller Indemnitees from and against any liability for Taxes (including the Transfer Taxes pursuant to Section 1.8) relating to the Assets attributable to any taxable period that is not a Pre-Closing Tax Period.

          (iii) To the extent that an indemnification obligation pursuant to this Section 7.5 may overlap with any other indemnification obligation pursuant to this Article VII, the provisions of this Section 7.5 shall govern.

          (iv) The parties hereto agree that any payments made pursuant to the indemnification provisions of Article VII hereof are intended to be deemed to be adjustments to the Purchase Price; provided, however, that to the extent that any taxing authority successfully characterizes, in a final determination, that any indemnification payments shall be deemed to be income to the party receiving such payments, then the party making such payments shall pay an additional amount to the party receiving such payments to cover appropriate Taxes thereon.

     (b) Survival of Tax Provisions. Any claim to be made pursuant to this
Section 7.5 must be made before the expiration (with valid extensions) of the applicable statutes of limitations related to the Taxes at issue.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                                       43

Section 8.1 Fees and Expenses

     Whether or not the transactions contemplated herein are consummated pursuant hereto, except as otherwise provided herein, each of Seller, on the one hand, and Buyer, on the other hand, shall pay all fees and expenses incurred by, or on behalf of, such party in connection with, or in anticipation of, this
Agreement and the consummation of the transactions contemplated hereby. Each of
Seller, on the one hand, and Buyer, on the other hand, shall indemnify and hold harmless the other party from and against any and all claims or liabilities for financial advisory and finders' fees incurred by reason of any action taken by such party or otherwise arising out of the transactions contemplated by this
Agreement by any person claiming to have been engaged by such party.

Section 8.2 Further Assurances

     From time to time after the Closing Date, at the request of another party hereto and at the expense of the party so requesting, each of the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby. To the extent any of the Assets are owned by a subsidiary of Seller, Seller shall take all necessary steps to cause such subsidiary to execute and deliver the documents and instruments required in order to consummate the transactions contemplated hereby.

Section 8.3 Counterparts

     This Agreement may be executed and delivered (including by electronic mail or facsimile transmission) simultaneously in counterparts, each of which when executed will be deemed an original but all of which together will constitute one and the same instrument.

Section 8.4 Notices

     All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) registered or certified U.S. mail, postage prepaid, return receipt requested; (c)
nationally-recognized overnight delivery service or (d) by facsimile transmission (with confirmation) to the appropriate facsimile number set forth below (or at such other facsimile number for the party as shall have been previously specified in writing to the other party) with follow-up copy by nationally-recognized overnight courier service the next business day. Notices shall be sent to the appropriate party at its address given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

     (a)  If to Seller to:

               AXS-One Inc.
               301 Route 17 North
               Rutherford, NJ 07070
               Fax No.: 201/935-7678
               Attention: William P. Lyons, CEO

                                       44

          with a copy to:

               Wiggin and Dana LLP
               400 Atlantic Street
               Stamford, CT 06901
               Fax No: 203/363-7676
               Attention: William A. Perrone, Esq.

     (b)  If to Buyer to:

               c/o Parallax Capital Partners, LLC
               18103 Sky Park South, E2
               Irvine, California 92614
               Fax No.: 494/863-3136
               Attention: James Hale

          with a copy to:

               Paul, Hastings, Janofsky & Walker LLP
               695 Town Center Drive, 17th Floor
               Costa Mesa, California 92626
               Attention: Douglas Schaaf, Esq.

     All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5
p.m. (New York City time) and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.5 Severability

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.6 Binding Effect; Assignment

     This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the

                                       45

prior written consent of the other parties hereto, except that this Agreement and any rights, interests or obligations hereunder may be assigned by Seller to any of its direct or indirect subsidiaries (other than as prohibited by Section
1.9), provided that no such assignment shall relieve Seller of its obligations hereunder.

Section 8.7 No Third Party Beneficiaries

     Except as provided in Section 8.6 and Article VII, this Agreement is solely for the benefit of Seller, and its successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of
Buyer and its successors and permitted assigns, with respect to the obligations of Seller under this Agreement. Nothing in this Agreement is intended to or shall confer upon any other Person, including any employee or former employee of
Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period. No provision in this Agreement shall modify or amend any other agreement, plan, program, or document unless this Agreement explicitly states that the provision
"amends" that other agreement, etc. This shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to another agreement, etc. unless the provision is explicitly designated as such in this Agreement, and the person is otherwise entitled to enforce the other agreement, etc. If a party not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this
Agreement as an amendment to another agreement, etc., and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any amendatory effect.

Section 8.8 Interpretation

     (a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     (b) As used in this Agreement, the term "PERSON" shall mean and include an individual, a partnership, a limited liability company, an association, a group, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof or any other entity.

     (c) As used in this Agreement, an "AFFILIATE" of, or a person "AFFILIATED"
with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

     (d) As used in this Agreement, the term "BUSINESS DAY" shall mean any day on which banks are not required or authorized to close in New York City.

Section 8.9 Jurisdiction; Consent to Service; Waiver of Jury Trial

     (a) Each of Seller and Buyer (a) agree that any suit, action or proceeding arising out of or relating to this Agreement shall be brought solely in a federal or state court located in and for New York, New York; (b) consents to the exclusive jurisdiction of each such court in any suit,

                                       46

action or proceeding relating to or arising out of this Agreement; (c)
irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, any objection or claim that it may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

     (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT
TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS
AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.10 Entire Agreement

     (a) This Agreement, the Company Letter and the exhibits and other writings referred to herein or delivered pursuant hereto (including the Ancillary
Agreements) that form a part hereof constitute the entire agreement among the parties with respect to their subject matter and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to their subject matter (including any proposal letter, letter of intent or memorandum of understanding).

     (b) Except (i) as specifically provided for herein or (ii) as otherwise agreed to in the Transition Services Agreement, at the Closing, all data processing, accounting, insurance, banking, human resources, legal, communications and other products or services provided to the Business by Seller or any of its affiliates, including any agreements or understandings (written or oral) with respect thereto, will terminate.

Section 8.11 Law Governing

     This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York (without giving effect to the choice of law principles thereof that would cause the application of the laws of any other jurisdiction) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

                  {Remainder of page intentionally left blank.}

                                       47

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                        AXS-ONE INC.

                                        By: /s/ William P. Lyons
                                            ------------------------------------
                                            Name: William P. Lyons
                                            Title: Chief Executive Officer

                                        COMPUTRON SOFTWARE, LLC

                                        By: /s/ James Hale
                                            ------------------------------------
                                            Name: James Hale
                                            Title: Chief Financial Officer

                  {Signature page to Asset Purchase Agreement}

\17052\21\120308.10

                                       S-1

                                                                       EXHIBIT A

                           BILL OF SALE AND ASSIGNMENT

     THIS BILL OF SALE AND ASSIGNMENT ("Bill of Sale") is entered into as of
October 31, 2006 by AXS-One Inc., a Delaware corporation (the "Transferor"), in favor of Computron Software, LLC, a Delaware limited liability company (the
"Transferee"). All capitalized terms used in this Bill of Sale and not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase
Agreement described below.

     WHEREAS, the Transferor and the Transferee have entered into an Asset
Purchase Agreement, dated as of this date (the "Purchase Agreement"), pursuant to which the Transferor has agreed to sell, assign, transfer, convey and deliver to Transferee all of the Assets free and clear of all Liens, except Permitted
Encumbrances.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Transferor sells, transfers, assigns, conveys and delivers to the Transferee all of the right, title and interest, legal or equitable, of the Transferor in and to the Assets free and clear of all Liens, except Permitted Encumbrances, to have and to hold said assets unto the Transferee, its successor and assigns, and for its and their own use, forever.

     The Transferor covenants that it will, whenever and as often as reasonably required so to do by the Transferee, execute, acknowledge and deliver any and all such other and further deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as the Transferee may reasonably require in order to complete, insure and perfect the transfer, conveyance and assignment to the
Transferee of all the right, title and interest of the Transferor in and to the
Assets hereby sold, conveyed or assigned, or intended so to be.

     Notwithstanding any contrary provisions contained herein, the Transferor does not sell, assign, transfer, convey or deliver and shall not be deemed to have sold, assigned, transferred, conveyed or delivered any of the Excluded
Assets.

     To the extent that any of the Assets are not assignable or otherwise transferable by the Transferor to the Transferee, as the case may be, without the consent, approval or waiver of any third party (including any governmental agency), or if such assignment or transfer would constitute a breach of any agreement or of any other material contract binding upon the Transferor, or a violation of any applicable law, then neither the Purchase Agreement nor this
Bill of Sale shall constitute an assignment or transfer (or an attempted assignment or transfer) thereof until such consent, approval or waiver of such party or parties has been duly obtained.

     This Bill of Sale is further documentation of the transfers, conveyances and assignments contemplated by the Purchase Agreement and is subject to all of the terms, provisions and conditions thereof. Nothing in this Bill of Sale shall constitute a waiver of, expansion of or limitation upon the Transferor's or
Transferee's rights, remedies, obligations, representations, warranties and covenants under the Purchase Agreement, and in the case of any conflict between the terms of the Purchase Agreement and this Bill of Sale, the Purchase
Agreement shall govern.

                                                     BILL OF SALE AND ASSIGNMENT

     This Bill of Sale shall be binding upon and shall inure solely to the benefit of the Transferor, the Transferee and their respective successors and assigns.

     This Bill of Sale shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the New York.

     This Bill of Sale may be delivered by electronic mail or facsimile transmission.

                            {Signature page follows.}

                                                     BILL OF SALE AND ASSIGNMENT

     IN WITNESS WHEREOF, the Transferor has caused this Bill of Sale and
Assignment to be delivered to the Transferee as of the day and year first above written.

                                        AXS-ONE INC.

                                        By: /s/ William P. Lyons
                                            ------------------------------------
                                            Name: William P. Lyons
                                            Title: Chief Executive Officer

                                                     BILL OF SALE AND ASSIGNMENT

                                                                       EXHIBIT B

                        INTELLECTUAL PROPERTY ASSIGNMENTS

                              TRADEMARK ASSIGNMENT

     THIS TRADEMARK ASSIGNMENT (this "Assignment") is entered into as of October
31, 2006 by AXS-One Inc., a Delaware corporation ("Assignor"), in favor of
Parallax Acquisition Group, LLC, a Delaware limited liability company
("Assignee"). All capitalized terms used in this Assignment and not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase
Agreement described below.

     WHEREAS, Assignor and Assignee have entered into an Asset Purchase
Agreement, dated as of this date (the "Purchase Agreement"), pursuant to which
Assignor has agreed to sell, assign, transfer, convey and deliver to Assignee all of the Assets free and clear of all Liens, except Permitted Encumbrances.
Included among the Assets are the trademarks identified on Exhibit A hereto
(collectively, the "Trademarks").

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns, conveys, and transfers to Assignee, all of Assignor's right, title, and interest in and to the Trademarks, any and all registrations and applications for registration thereof, all common law rights associated therewith, and the goodwill of the business symbolized thereby.

     This Assignment is further documentation of the transfers, conveyances and assignments contemplated by the Purchase Agreement and is subject to all of the terms, provisions and conditions thereof. Nothing in this Assignment shall constitute a waiver of, expansion of or limitation upon Assignor's or Assignee's rights, remedies, obligations, representations, warranties and covenants under the Purchase Agreement, and in the case of any conflict between the terms of the
Purchase Agreement and this Assignment, the Purchase Agreement shall govern.

     This Assignment shall be binding upon and shall inure solely to the benefit of Assignor, Assignee and their respective successors and assigns.

     This Assignment shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the New York.

     This Assignment may be delivered by electronic mail or facsimile transmission.

                            {Signature page follows.}

                                                            TRADEMARK ASSIGNMENT

     IN WITNESS WHEREOF, Assignor has caused this Assignment to be delivered to
Assignee as of the day and year first above written.

                                        AXS-ONE INC.

                                        By: /s/ William P. Lyons               .
                                            ------------------------------------
                                            Name: William P. Lyons
                                            Title: Chief Executive Officer

                                                            TRADEMARK ASSIGNMENT

                                    EXHIBIT A

                                   TRADEMARKS

COUNTRY          REG. NO.        MARK
------------   ------------   ---------
U.S.A.            1,937,229   COMPUTRON
U.S.A.            2,452,912   TRANSAXS
South Africa   2000/22687-8   AXS DESK

                                                            TRADEMARK ASSIGNMENT

                             DOMAIN NAME ASSIGNMENT

     THIS DOMAIN NAME ASSIGNMENT (this "Assignment") is entered into as of
October 31, 2006 by AXS-One Inc., a Delaware corporation ("Assignor"), in favor of Computron Software, LLC, a Delaware limited liability company ("Assignee").
All capitalized terms used in this Assignment and not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement described below.

     WHEREAS, Assignor and Assignee have entered into an Asset Purchase
Agreement, dated as of this date (the "Purchase Agreement"), pursuant to which
Assignor has agreed to sell, assign, transfer, convey and deliver to Assignee all of the Assets free and clear of all Liens, except Permitted Encumbrances.
Included among the Assets are the domain names *computronsoftware.com** and
*ctronsoft.com** (the "Domain Names").

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns, conveys, and transfers to Assignee, all of Assignor's right, title, and interest in and to the Domain Names and the registrations therefor (the "Registrations") with
Network Solutions, LLC.

     This Assignment is further documentation of the transfers, conveyances and assignments contemplated by the Purchase Agreement and is subject to all of the terms, provisions and conditions thereof. Nothing in this Assignment shall constitute a waiver of, expansion of or limitation upon Assignor's or Assignee's rights, remedies, obligations, representations, warranties and covenants under the Purchase Agreement, and in the case of any conflict between the terms of the
Purchase Agreement and this Assignment, the Purchase Agreement shall govern.

     This Assignment shall be binding upon and shall inure solely to the benefit of Assignor, Assignee and their respective successors and assigns.

     This Assignment shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the New York.

     This Assignment may be delivered by electronic mail or facsimile transmission.

                            {Signature page follows.}

                                                          DOMAIN NAME ASSIGNMENT

     IN WITNESS WHEREOF, Assignor has caused this Assignment to be delivered to
Assignee as of the day and year first above written.

                                        AXS-ONE INC.

                                        By: /s/ William P. Lyons               .
                                            ------------------------------------
                                            Name: William P. Lyons
                                            Title: Chief Executive Officer

                                                          DOMAIN NAME ASSIGNMENT

                                                                       EXHIBIT C

                             [INTENTIONALLY OMITTED]

                                                                       EXHIBIT D

                            INSTRUMENT OF ASSUMPTION

                              ASSUMPTION AGREEMENT

     THIS ASSUMPTION AGREEMENT ("Agreement") is entered into as of October 31,
2006 by Computron Software, LLC, a Delaware limited liability company ("Buyer"), in favor of AXS-One Inc., a Delaware corporation ("Seller"). All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement described below.

     WHEREAS, pursuant to that certain Asset Purchase Agreement dated as of this date among Buyer and Seller (the "Purchase Agreement"), Seller has agreed to sell, assign, transfer, convey and deliver to Buyer certain properties, assets, claims, contracts and rights relating to the Business, other than the Excluded
Assets, all as more fully described in the Purchase Agreement, for consideration in the amount and on the terms and conditions provided in the Purchase
Agreement.; and

     WHEREAS, in partial consideration therefor, the Purchase Agreement requires
Buyer to execute and deliver to Seller this Agreement; and

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which by Buyer is hereby acknowledged, and in order to carry out the terms of the Purchase Agreement, Buyer hereby agrees as follows:

     Buyer hereby undertakes, assumes and agrees to perform, pay or discharge, and hold the Seller Indemnitees harmless from and indemnify the Seller
Indemnitees against, any and all of the Assumed Liabilities.

     This Agreement is further documentation of the assumptions contemplated by the Purchase Agreement and is subject to all of the terms, provisions and conditions thereof. Nothing in this Agreement shall constitute a waiver of, expansion of or limitation upon Buyer's or Seller's rights, remedies, obligations, representations, warranties and covenants under the Purchase
Agreement, and in the case of any conflict between the terms of the Purchase
Agreement and this Agreement, the Purchase Agreement shall govern.

     This Agreement will be enforceable against the successors and assigns of
Buyer and will inure to the benefit of the successors and assigns of Seller.

     This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

     This Agreement may be delivered by electronic mail or facsimile transmission.

                            {Signature page follows.}

                                                            ASSUMPTION AGREEMENT

     IN WITNESS WHEREOF, Buyer has caused this Assumption Agreement to be signed and delivered to Seller as of the day and year first above written.

                                         COMPUTRON SOFTWARE, LLC

                                         By: /s/ James Hale                    .
                                             -----------------------------------
                                             Name: James Hale
                                             Title: Chief Financial Officer

                                                            ASSUMPTION AGREEMENT

                                                                       EXHIBIT E

                          TRANSITION SERVICES AGREEMENT

     This Transition Services Agreement ("Agreement"), dated as of October 31,
2006, is entered into by and between AXS-One Inc., a Delaware corporation
("Service Provider"), and Computron Software, LLC, a Delaware limited liability company ("Buyer").

                                    RECITALS

     WHEREAS, capitalized terms used but not defined herein have the meanings ascribed to them in that certain Asset Purchase Agreement by and between Service
Provider and Buyer (the "Asset Purchase Agreement") dated as of the date hereof
(the "Closing Date").

     WHEREAS, pursuant to the Asset Purchase Agreement, Buyer is purchasing certain of the assets (the "Acquired Assets") of Service Provider used in connection with the Business;

     WHEREAS, in order to facilitate the orderly continuation of the Business by
Buyer for a transition period following the Closing Date, Buyer desires to obtain from Service Provider and Service Provider desires to provide to Buyer, certain services as set forth herein;

     WHEREAS, this Agreement is the Transition Services Agreement referred to in
Section 1.4(c) of the Asset Purchase Agreement; and

     NOW, THEREFORE, in consideration of the premises and of the respective covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                               TRANSITION SERVICES

     Section 1.1 Services. Service Provider shall make available to Buyer each of the services and implement the transition procedures as set forth in Annex A
(collectively, the "Transition Services") on the terms and subject to the conditions set forth in this Agreement.

     Section 1.2 Term. Service Provider's obligations to perform each Transition
Service shall begin as of the Closing Date and terminate on the date set forth in Annex A with respect to such Transition Service, except as otherwise specified therein (each such period, a "Transition Period").

     Section 1.3 Fees and Expenses. In accordance with the terms of this
Agreement, Buyer shall pay the Service Provider, as consideration for the
Transition Services to be rendered hereunder, the amounts set forth in Annex A.
Buyer shall also pay Service Provider all expenses reasonably incurred by
Service Provider in performing the Transition Services in the ordinary course, within 15 days after receipt of the invoice for such expenses other than as required by the Sublease Agreement dated as of the date hereof by and between
Service Provider and Buyer and Section 2.3(i) of the Asset Purchase Agreement.

     Section 1.4 Payment Terms. Service Provider shall submit in writing to
Buyer, one or

more invoices covering its fees and expenses for the Transition Services rendered by Service Provider during such billing period. The invoices shall contain a summary description of Transition Services rendered and expenses incurred and the method of calculating the invoiced fees. Buyer shall pay such fees and expenses, in full, within 15 days after receipt of the invoice. Without prejudice to Service Provider's other rights and remedies, when any sum is paid later than 15 days after the applicable due date, it shall carry interest, which shall accrue from the due date until the date of actual payment, at a rate of
1.5% per month and shall not exceed 18% on an annual basis. All payments due to
Service Provider under this Agreement shall be exclusive of any sales tax or other applicable tax or levy, which shall be payable by Buyer.

     Section 1.5 Standard of Care. Service Provider agrees to perform the
Transition Services to be provided hereunder, in compliance with all applicable laws, in a professional and competent manner, using at least the same standard of care customarily exercised by it for its own operations that it used in performing such services in respect of the Business prior to the commencement of the Transition Period.

     Section 1.6 Cooperation. The parties hereto shall cooperate with each other and shall use commercially reasonable efforts to cause their officers, employees, agents, auditors and representatives to cooperate with each other during the Transition Period to facilitate the orderly transition of the Assets and to minimize any disruption to the Business that might result from the transactions contemplated by the Asset Purchase Agreement and hereby.

     Section 1.7 Personnel. Service Provider shall select, employ, pay, supervise, and direct all personnel providing Transition Services in accordance with the terms of this Agreement. Service Provider shall be solely responsible for the payment of all direct and indirect compensation (including fringe benefits) for personnel assigned to perform services under this Agreement (the
"Personnel"). The Personnel shall be well qualified to perform the Transition
Services, and Buyer shall be entitled to provide input relating thereto. Service
Provider shall be responsible for the payment of all worker's compensation insurance, employment taxes and all other liabilities relating to the Personnel.

     Section 1.8 Transition Services Representatives. With respect to each of the Transition Services, Service Provider and Buyer shall each appoint and do hereby appoint, as provided in Annex B to this Agreement, one representative
(each a "Transition Services Representative") to be primarily responsible for overseeing day-to-day activities of the Transition Services, including, without limitation, keeping channels of communication open between the parties to this
Agreement and their clients and promptly addressing and responding to any problems or inquiries related to the Transition Services. Each of Service
Provider and Buyer shall use commercially reasonable efforts to ensure that its
Transition Services Representative performs and discharges its duties efficiently and diligently. A party can elect to replace its respective
Transition Services Representative upon two (2) days' prior written notice to the other party. The Transition Services Representatives shall at all times remain the employees of their respective employers and shall not be deemed agents or employees of the other party.

     Section 1.9 Ownership of Work Product. All work product, property, data, documentation or information or materials conceived, discovered, developed or created by

                                        2

Service Provider in performing the Transition Services pursuant to this
Agreement (collectively, the "Service Provider Work Product") will be owned exclusively by Buyer to the extent such Service Provider Work Product was developed exclusively in connection with the Enterprise Management Solution. All work product, property, data, documentation or information or materials conceived, discovered, developed or created by Buyer while working with Service
Provider in performing the Transition Services pursuant to this Agreement
(collectively, the "Buyer Work Product") will be owned exclusively by Service
Provider to the extent such Buyer Work Product was developed solely in connection with the RCM Business. All work product, property, data, documentation or information or materials conceived, discovered, developed or created by Service Provider or Buyer while collectively performing the
Transition Services pursuant to this Agreement (collectively, the "Shared Work
Product") will be jointly owned by Service Provider and Buyer and deemed Shared
Intellectual Property to the extent such Shared Work Product was neither developed exclusively in connection with the Enterprise Management Solution nor the RCM Business. To the greatest extent possible, any Service Provider Work
Product, Buyer Work Product or Shared Work Product will be deemed to be a "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. Section 101 et seq., as amended) and owned exclusively by the applicable party pursuant to this
Section 1.9. Service Provider hereby unconditionally and irrevocably transfers and assigns to Buyer all right, title and interest in and to any Service
Provider Work Product, and Buyer hereby unconditionally and irrevocably transfers and assigns to Service Provider all right, title and interest in and to any Buyer Work Product.

                                   ARTICLE II

          LIMITATION ON LIABILITY; PERFORMANCE REMEDY; INDEMNIFICATION

     Section 2.1 Limitation on Liability. Service Provider shall not have any liability to Buyer in connection with the provision of the Transition Services, except with respect to the Service Provider's willful misconduct or gross negligence in performing its obligations under this Agreement. In such case, at the option of Service Provider, Service Provider shall either:

          (i)  re-perform the particular Transition Service (at no additional cost to Buyer if Buyer has already paid for such Transition
               Service); or

          (ii) give Buyer a refund of the portion of the Transition Service fees attributable to the cost of performance of such Transition
               Service.

     Section 2.2 Performance Remedy. In the event that any Transition Service performed by Service Provider hereunder is not performed in accordance with the provisions of Article I for any reason not resulting from Service Provider's willful misconduct or gross negligence ("Unsatisfactory Service"), Buyer shall provide Service Provider 10-days' written notice of such Unsatisfactory Service
("Unsatisfactory Service Notice") and an opportunity to re-perform the particular Transition Service and/or replace the Personnel performing the particular Transition Service, as determined by the parties through good faith cooperation. To the extent the Unsatisfactory Service remains unsatisfactory after 10 days from the date of receipt of the Unsatisfactory Service Notice, either party may terminate the particular Unsatisfactory Service upon 5-days'
written notice to the other party.

                                        3

     Section 2.3 Service Provider's Indemnification. Service Provider agrees to indemnify, defend and hold harmless Buyer, its officers, directors, advisors, agents and affiliates from and against all liabilities, obligations and damages paid, suffered or incurred by the Buyer as a result of any third-party claim arising from the willful misconduct or gross negligence of Service Provider, its agents, or employees in connection with Service Provider's performance of the
Transition Services. Service Provider shall not in any event be liable for any punitive, indirect, special, consequential or liquidated damages arising out of or in connection with the provision of the Transition Services or breach of the terms hereof, including, without limitation, lost profits, lost business revenue, failure to realize expected savings or other commercial or economic loss of any kind. Service Provider's aggregate liability shall not exceed the total amount actually paid by Buyer to Service Provider in connection with the
Transition Services provided hereunder.

     Section 2.4 Buyer's Indemnification. Buyer agrees to indemnify, defend and hold harmless Service Provider, its officers, directors, advisors, agents and affiliates from and against all liabilities, obligations and damages paid, suffered or incurred by Service Provider as a result of any third-party claim
(other than claims for compensation by any of the Personnel) in connection with the performance of the Transition Services, except to the extent that such liabilities arise from the willful misconduct or gross negligence of the Service
Provider.

     Section 2.5 Indemnification Procedure. In the event of any third-party claim giving rise to an indemnity obligation under Sections 2.2 or 2.3, the indemnified party shall promptly notify the indemnifying party of such claim.
Thereafter:

     (a) The indemnifying party will undertake the defense thereof by representatives of the indemnifying party's own choosing. The indemnified party may, at its sole option and expense, elect to participate in such defense, but the indemnifying party shall assume the direction and control of such defense.
The indemnified party will, at its expense, assist in and cooperate with the indemnifying party and its agents and insurers in the defense of any such claim.

     (b) In the event that the indemnifying party, within a reasonable time after notice of any such claim, fails to defend, the indemnified party will
(upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim for the account of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof.

     (c) Anything in this Section 2.4 to the contrary notwithstanding, the indemnifying party shall not, without the indemnified party's prior written consent, settle or compromise any claim or consent to entry of any judgment with respect to any claim; provided, that the indemnifying party may, without the indemnified party's prior written consent, settle or compromise any claim or consent to entry of any judgment with respect to any claim that requires solely money damages paid by the indemnifying party and that includes as an unconditional term thereof the release of the indemnified party by the plaintiff or claimant from all liability in respect of such claim.

                                        4

     (d) Notwithstanding anything to the contrary herein, Sections 2.2 and 2.3 and this Section 2.4 shall survive for one year after the date of expiration or early termination of the Transition Services provided under this Agreement.

                                   ARTICLE III

                                   TERMINATION

     Section 3.1 Termination.

     (a) This Agreement shall terminate on the last date for which Transition
Services are to be performed as set forth in Annex A, but may be terminated earlier:

          (i)   upon the mutual written agreement of the parties;

          (ii)  by Buyer at any time upon 5-days' prior written notice to
                Service Provider;

          (iii) by Service Provider for material breach of any of the terms hereof by Buyer if the breach is not cured within ten (10)
                business days after written notice of breach is delivered to
                Buyer; or

          (iv)  by either party immediately, upon written notice that the other party shall become insolvent or shall make an assignment for the benefit of creditors, or shall be placed in receivership,
                reorganization, liquidation or bankruptcy and such proceeding is not dismissed within sixty (60) days after the filing.

     (b) The termination of this Agreement shall be without prejudice to any rights and obligations of the parties that have vested prior to the effective date of such termination, including, without limitation, the obligation of Buyer to pay Service Provider all amounts due in respect of Transition Services provided prior to such termination, together with the balance of all costs and expenses payable by Buyer to Service Provider.

                                   ARTICLE IV

                                  MISCELLANEOUS

     Section 4.1 Successors and Assigns. Service Provider shall not, directly or indirectly, assign or transfer any rights, duties or obligations hereunder either in whole or in part without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer may assign its rights under this Agreement in whole or in part without consent of
Service Provider to any of its affiliates or to any party purchasing all or substantially all of the assets or capital stock of Buyer; provided, that any such assignment shall not relieve Buyer of any of its obligations under this
Agreement.

     Section 4.2 Relationship of the Parties. Service Provider is an independent contractor. Service Provider shall not be, nor shall it hold itself out to be, the agent of Buyer for any purpose whatsoever, and Service Provider shall not have the right or the authority to make or underwrite

                                        5

any promise, warranty or representation, to execute any contract or otherwise to assume any obligation or responsibility in the name of or on behalf of Buyer, except to the extent specifically authorized in writing by Buyer. Buyer shall not be bound by or liable to any third party for any act of, or for any obligation or debt incurred by, Service Provider toward such third party, except to the extent specifically agreed to in writing by Buyer.

     Section 4.3 Confidential Information. "Confidential Information" means the terms of this Agreement and any other information of a party (the "Disclosing
Party") that is proprietary or confidential in nature and that is learned or discovered by the other party (the "Receiving Party") in connection with performance of this Agreement. The Receiving Party agrees that it will not disclose Confidential Information of the Disclosing Party, will only use the
Confidential Information of the Disclosing Party in furtherance of its obligations under this Agreement, and will take reasonable steps, at least equivalent to the steps it takes to protect its own confidential or proprietary information, to prevent the duplication or disclosure of Confidential
Information of the Disclosing Party, other than to the Receiving Party's employees or agents who have a need to know such Confidential Information, each of whom shall be under an obligation to comply with the requirements of this
Section 4.3. Confidential Information does not include any information that: (i)
was known on a non-confidential basis by the Receiving Party prior to such disclosure, or (ii) is or subsequently becomes part of the public domain through no action of the Receiving Party. The Receiving Party may disclose Confidential
Information to third parties as required by law (and in such case, the Receiving
Party shall notify the Disclosing Party as soon as possible of any order of a court or government agency requiring such disclosure to afford the Disclosing
Party the opportunity to seek a protective order or other appropriate relief).
This Section 4.3 shall survive for a period of three years from the date of expiration or early termination of the Transition Services provided under this
Agreement.

     Section 4.4 Amendments. This Agreement may be amended, supplemented or waived only by a subsequent writing signed by all of the parties hereto.

     Section 4.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND
CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK
WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREUNDER.

     Section 4.6 Jurisdiction and Venue. EACH OF THE PARTIES HERETO (A) CONSENTS
TO SUBMIT ITSELF TO THE EXCLUSIVE PERSONAL JURISDICTION OF ANY FEDERAL OR STATE
COURT LOCATED IN AND FOR THE STATE OF NEW YORK IN THE EVENT ANY DISPUTE ARISES
OUT OF THIS AGREEMENT, (B) AGREES THAT IT SHALL NOT ATTEMPT TO DENY OR DEFEAT
SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH
COURT AND (C) AGREES THAT IT SHALL NOT BRING ANY ACTION RELATING TO THIS
AGREEMENT IN ANY COURT OTHER THAN A FEDERAL OR STATE COURT SITTING IN AND FOR
THE STATE OF NEW YORK.

     Section 4.7 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES, TO
THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL
BY JURY IN RESPECT OF ANY ACTION, SUIT OR

                                        6

PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

     Section 4.8 Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, or transmitted by facsimile, or upon receipt after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made, at the following addresses or facsimile numbers (or such others as shall be provided in writing hereinafter):

     If to Service Provider to:

          AXS-One Inc.
          301 Route 17 North
          Rutherford, NJ 07070
          Fax No.: 201/935-7678
          Attention: William P. Lyons, CEO

     With a copy (which shall not constitute notice) to:

          Wiggin and Dana LLP
          400 Atlantic Avenue
          Stamford, CT  06901
          Fax: 203/363-7676
          Attn: William A. Perrone, Esq.

     If to Buyer to:

          Parallax Acquisition Group, LLC
          c/o Parallax Capital Partners, LLC
          18103 Sky Park South, E2
          Irvine, California 92614
          Fax No.: 494/863-3136
          Attention: James Hale

     With a copy (which shall not constitute notice) to:

          Paul, Hastings, Janofsky & Walker LLP
          695 Town Center Drive, 17th Floor
          Costa Mesa, California 92626
          Attention: Douglas Schaaf, Esq.

     Section 4.9 Counterparts. This Agreement may be executed with counterpart signature pages or in one or more counterparts, all of which shall be one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by electronic mail or facsimile transmission) to all the parties hereto.

                                        7

     Section 4.10 Interpretation. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this
Agreement. The singular shall include the plural and vice versa as the context may require. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

     Section 4.11 Entire Agreement. This Agreement, together with all exhibits hereto, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes any prior written or oral agreements related to such matters. Any exhibit or schedule attached hereto shall be incorporated herein and shall be understood to be a part hereof as though included in the body of this Agreement.

     Section 4.12 Waivers. Any breach of any obligation, covenant, agreement or condition contained herein shall be deemed waived by the non-breaching party only by a writing, setting forth with particularity the breach being waived and the scope of the waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent breach. No waiver shall be implied from any other conduct or action of the non-breaching party. No failure or delay by any party in exercising any right, power or privilege hereunder or under any ancillary document, and no course of dealing by any party, shall operate as a waiver of any right, power or privilege hereunder or under any ancillary document, nor shall any single or partial exercise of any other right, power or privilege.

     Section 4.13 Conflict. In the event of a conflict between the terms of this
Agreement and the Asset Purchase Agreement, the terms of the Asset Purchase
Agreement, as appropriate, shall govern.

     Section 4.14 Severability. To the extent that any provision of this
Agreement is found by a court of competent jurisdiction to violate any applicable law or regulation in any jurisdiction, or does so in the opinion of counsel mutually acceptable to both parties, such provision shall be deemed modified only in that jurisdiction and only to the extent necessary to comply with such law or regulation. In such circumstances, the parties agree to negotiate in good faith amendments to this Agreement designed to restore to the parties the economic benefits they held under this Agreement prior to the modification.

     Section 4.15 Force Majeure. No liability shall result from delay in performance caused by circumstances beyond the reasonable control of the party affected, including but not limited to acts of God, fire, flood, war, government action, accident, labor trouble or shortage, or inability to obtain material, equipment or transportation; provided, that the affected party shall give prompt written notice of the disabling event, the date of the commencement of any nonperformance, and an estimate of the extent and duration of the nonperformance, if known.

                  {Remainder of page intentionally left blank.}

                                        8

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                        AXS-ONE INC.

                                        By: /s/ William P. Lyons               .
                                            ------------------------------------
                                            Name: William P. Lyons
                                            Title: Chief Executive Officer

                                        COMPUTRON SOFTWARE, LLC

                                        By: /s/ James Hale                     .
                                            ------------------------------------
                                            Name: James Hale
                                            Title: Chief Financial Officer

                {Signature page to Transition Services Agreement}

                                     Annex A

                            TRANSITION SERVICES; FEES

         ANNEX A TO TRANSITION SERVICES AGREEMENT DATED OCTOBER 31, 2006

     AXS-One Inc. ("AXO") will perform certain services for Computron Software,
LLC ("COMPUTRON") after closing of the transactions ("Closing") contemplated under that certain Asset Purchase Agreement by and between the parties dated
October 31, 2006 (the "Purchase Agreement"), to assist COMPUTRON with the transitioning of the business from AXO to COMPUTRON.

     AXO will provide services to COMPUTRON for each of the terms specified below, unless (a) otherwise indicated below, (b) COMPUTRON provides AXO written notice to cease providing any particular service, (c) the parties mutually agree in writing to extend such term, or (d) either party exercises its termination rights pursuant to Section 3.1(a) of the Transition Services Agreement.

SERVICES TO BE PROVIDED:

For the United States Operations:

     1.   Lease and Facilities

     Receptionist - For a period not exceeding 90 days from Closing, and during the period before COMPUTRON has its phone system and phone lines installed,
     AXO will have its receptionist answer the switchboard phones for COMPUTRON.
     Per diem cost: $55.00.

     Facilities support - AXO will supply the use of its facilities department personnel (made up of 1 person) for up to 90 days from Closing. This will include sorting mail, assisting with the physical facility, and other customary facilities support. Per diem cost: $100.00.

     2.   Telephone

     Until it has its telephone system and lines in place, for up to 90 days from Closing, COMPUTRON may use the AXO phone system. Charges will include local and long distance calling. This does not include the cost of the 800 support line, which is dedicated to COMPUTRON and will be paid by COMPUTRON directly. Monthly cost: $900.00, which shall be billed on a per diem basis.

     3.   IT

     AXO will provide COMPUTRON with IT consultation services, as may be requested by Buyer in writing, for up to 90 days from Closing through provision of the use of the AXO IT director, Wade Aliman. Per diem cost:
     $415.00.

     COMPUTRON will transition off the AXO email server within 90 days of
     Closing and, for an additional 90 days, will have a forwarding message pushing emails to the COMPUTRON email server. There will be no charge for this.

     4.   Financial / Tax / Legal

     Bank accounts - COMPUTRON will establish a lock box for Enterprise
     Financials cash receipts. To the extent that cash receipts are sent to the wrong company (e.g., to AXO instead of COMPUTRON, or vice versa), the party receiving the funds will deposit such funds and will remit to the other party such funds on a weekly basis, except that if the value of such funds exceeds $100,000 cumulatively for such week, such party will remit the cumulative amount at an interim date during such week (i.e., not wait until the end of the week).

     5.   Bandwidth

     For a period of up to 90 days after Closing, AXO will provide COMPUTRON with reasonable bandwidth as needed. Per diem cost: $38.75.

     6.   R&D / QA

     With respect to the Research and Development Technology Group, AXO and
     COMPUTRON agree to work collaboratively for a period of 90 days after
     Closing (and reasonably cooperate in good faith beyond 90 days after
     Closing) to assist each other with respect to knowledge transfer, support and bug fixes. There will be no cross charges for these services. This does not include commitments to do any computer programming.

     AXO will provide the services of Carol Stewart, manager of quality assurance, as may be requested by Buyer in writing, for up to 90 days from
     Closing to assist with the QA completion of the 10.0 version of the
     Enterprise Financials software. Per diem cost: $280.00.

     7.   Data Room

     AXO will provide COMPUTRON an electronic copy of the materials in the data room or, at AXO's option, access to the data room for a 6-month period after Closing. COMPUTRON shall reimburse AXO for costs associated with data room service, as applicable.

For the United Kingdom Operations:

     8.   Lease & Facilities

     COMPUTRON will secure its own office space in the UK and will not require any shared services, except that AXO will permit the UK controller (James
     Parsey) to continue to use the office facilities in the AXO UK office for a period of up to 90 days after Closing at no charge.

For the South Africa Operations:

     9.   Finance / HR

     AXO will provide COMPUTRON with the services of the South Africa financial director (Dorethea Horak), as may be requested by Buyer in writing, for up to 120 days from Closing to assist with financial and administrative functions. Per diem cost: US$380.00.

For the Australia Operations:

     10.  Lease & Facilities

     AXO will provide COMPUTRON use of its Melbourne and Sydney offices for up to 6 months from Closing. The per diem charge for office rental, telephone and bandwidth is US$250.00 for Sydney and US$220.00 for Melbourne.
     COMPUTRON will give AXO 30-days prior written notice of its intention to vacate either space.

     11.  Finance / HR

     AXO will provide COMPUTRON with the services of its APAC Finance Director
     (Steve Dafnakis), as may be requested by Buyer in writing, to assist with financial and administrative functions for a period of up to 120 days from
     Closing. Per diem cost: US$380.00.

                                     Annex B

                       TRANSITION SERVICES REPRESENTATIVES

Service Provider: Joseph P. Dwyer

Buyer: James Hale

                                                                       EXHIBIT F

                        LICENSE AND MAINTENANCE AGREEMENT

This License and Maintenance Agreement ("AGREEMENT") entered into as of October
31, 2006 (the "EFFECTIVE DATE") is by and between AXS-One Inc., a Delaware corporation ("SELLER"), and Computron Software, LLC, a Delaware limited liability company ("BUYER").

                                    RECITALS

     WHEREAS, pursuant to terms of that certain Asset Purchase Agreement dated as of October 31, 2006 by and between Buyer and Seller (the "PURCHASE
AGREEMENT"), Buyer has agreed to purchase from Seller and Seller has agreed to sell, transfer, convey, assign and deliver, or cause to be sold, transferred, conveyed, assigned and delivered to Buyer all of Seller's right, title and interest to the Assets as those are defined in the Purchase Agreement; and

     WHEREAS, as a condition to the consummation of the sale of the Assets, pursuant to Section 1.4(d) of the Purchase Agreement, Buyer has agreed to license back to Seller the Enterprise Management Solution (as defined in the
Recitals of the Purchase Agreement) acquired under the Purchase Agreement, upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

                                    AGREEMENT

1.   DEFINITIONS

     Capitalized terms used and not defined herein shall have the meanings set forth in the Purchase Agreement.

2.   DELIVERIES

     2.1  General. As of the Closing Date, Seller will have delivered all copies of the source code and object code of the Enterprise Management
          Solution and the Application and Documentation to Buyer, except for two (2) copies of the object code of the Application which Seller may retain for its internal use pursuant to the terms and conditions of this Agreement. For as long as Seller is entitled to the Maintenance
          Services from Buyer as set forth herein, Buyer agrees to provide
          Seller and its affiliates with all regular updates, upgrades.
          enhancements, modifications, patches and new versions of the
          Enterprise Management Solution and the Application and Documentation
          which Buyer may provide to all licensees purchasing Maintenance
          Services.

     2.2  Escrow. For as long as Seller has a license to the Enterprise
          Management Solution and the Application under this Agreement, Buyer agrees to name Seller as a beneficiary under an escrow agreement established between Buyer and an independent escrow agent ("ESCROW
          AGENT"). Buyer will deposit and continue to maintain with the Escrow
          Agent a current copy of the source code for the Application and all associated Documentation (collectively, the "SOURCE CODE"). Buyer agrees to promptly update the Source Code deposited with the Escrow
          Agent to correspond to changes made by Buyer, and such

          updates shall be considered part of the licensed property for all purposes hereunder. Seller shall be responsible for paying any fees required by the Escrow Agent for Seller's participation as a beneficiary.

          In the event that Buyer discontinues support and maintenance of the
          Application for any reason not including a material breach of this
          Agreement by Seller, is adjudicated bankrupt or insolvent or Buyer is otherwise liquidated, dissolved or otherwise ceases to carry on business pertaining to the Enterprise Management Solution, and the obligations of Buyer under this Agreement are not assumed by any suitable successor of Buyer, Seller shall have the right to receive the Source Code from the Escrow Agent.

          Upon such an occurrence, Seller shall be entitled to obtain a copy of the Source Code from the Escrow Agent upon written request. Seller shall treat this copy of the Source Code as Confidential Information
          (as defined below) of Buyer. In the event Seller invokes the Source
          Code escrow provisions of this Section 2.2, the Source Code may be used by Seller solely to support and maintain the Application subject to Section 6. Seller agrees that Buyer shall retain all copyright and other ownership rights to the Source Code.

3.   LICENSE GRANTS

     3.1  License.

          (a)  Subject to Seller's compliance with the terms and conditions of this Agreement (including without limitation the restrictions in
               Section 4), Buyer grants Seller and its affiliates a perpetual
               (unless terminated under Section 10), non-exclusive, worldwide, nonassignable (except as set forth in Section 12.1),
               non-sublicensable, royalty-free, fully paid license to one hundred (100) concurrent users designated by Seller (not limited by the number of servers or platforms used by Seller or its affiliates) to use the Enterprise Management Solution and the
               Application (in object code only), as transferred by way of the
               Purchase Agreement, including all regular updates, upgrades, enhancements, modifications, patches and new versions thereof which Buyer may provide all licensees generally as part of the
               Maintenance Services, solely for and in connection with the internal business operations of Seller and its affiliates.

          (b)  In addition, Buyer grants to Seller and its affiliates a perpetual (unless terminated under Section 10), non-exclusive, worldwide, non-assignable (except as set forth in Section 12.1)
               royalty-free, fully paid license to reproduce, without
               alteration, and utilize internally the Documentation solely to the extent required to permit permitted users of Seller and its affiliates to make use of the Enterprise Management Solution and the Application pursuant to Section 3.1(a) of this Agreement. All proprietary and copyright notices shall be reproduced on all copies of the Documentation made hereunder.

          (c)  Neither Seller nor its affiliates shall disclose, distribute or license any of the Enterprise Management Solution, Application or
               any derivative works thereof to third parties.

     3.2  Description of Maintenance Services. Subject to the terms and conditions of this Agreement and the Purchase Agreement, Buyer shall provide Seller and its affiliates with

          support and maintenance for the Enterprise Management Solution in accordance with Buyer's standard support and maintenance terms, which may be amended from time to time in Buyer's sole discretion (the
          "MAINTENANCE SERVICES").

     3.3  No Other Licenses Granted. Other than the licenses expressly granted herein, no licenses to patents, copyrights, trade secrets or other intellectual property are granted by Buyer to Seller by implication, estoppel, exhaustion or any other theory. All rights not expressly granted herein as to the foregoing are expressly reserved by Buyer.

     3.4  Ownership. Subject to the license grants described above, Buyer retains all right, title, and interest in and to the Enterprise
          Management Solution and the Application and the Documentation and any
          improvements, modifications thereto and any derivative works thereof.

4.   LICENSE RESTRICTIONS

     4.1  No Reverse Engineering. Seller acknowledges that the Application and the Enterprise Management Solution and the Documentation, and the
          associated structure, organization, and source code constitute valuable trade secrets of Buyer. Accordingly, Seller agrees not to (a)
          incorporate or modify or create derivative works from the Application or the Enterprise Management Solution, (b) merge the Application or the Enterprise Management Solution with other software, (c) disclose, distribute, sublicense, lease, rent, loan, transfer, or make otherwise available the Application or the Enterprise Management Solution or any
          derivative works to third parties, or (d) use the Application or the
          Enterprise Management Solution in any service bureau or time-sharing arrangement, (e) reverse engineer, decompile or disassemble the
          Application and the Enterprise Management Solution, or (f) otherwise use or copy the Application or the Enterprise Management Solution except as expressly allowed under Section 3.1.

     4.2  Intellectual Property Notices. Seller shall not remove any of the proprietary notices on the Application, the Enterprise Management
          Solution or the Documentation.

5.   NO PAYMENTS

     Neither party is obligated to make any payments in consideration of the rights granted hereunder.

6.   CONFIDENTIALITY

Each party expressly undertakes to retain in confidence all information and know-how transmitted or licensed to the other under this Agreement that the disclosing party has identified as being proprietary and/or confidential or that, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary and/or confidential ("CONFIDENTIAL
INFORMATION"), and will make no use of such Confidential Information except as specifically authorized by the terms of this Agreement. Each party will protect the disclosing party's Confidential Information from unauthorized use, access, or disclosure in the same manner as such party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

Neither party shall have an obligation to maintain the confidentiality of information that (i) it received rightfully from another party without restrictions on disclosure prior to its receipt from the disclosing party; (ii)
the disclosing party has disclosed to an unaffiliated third party without any obligation to maintain such information in confidence; or (iii) is independently developed by the obligated party after

the Effective Date without reference to or use of such information. Either party may disclose Confidential Information as required by governmental or judicial order, provided such party gives the other party prompt written notice prior to such disclosure, and complies with any protective order (or equivalent) imposed on such disclosure, and provides the other the option of either seeking a protective order or having its Confidential Information be subject to the same protective orders as may apply to the disclosing party's own information.
Neither party shall disclose, disseminate or distribute any of the other party's
Confidential Information to any third party without the other's prior written permission except as otherwise permitted herein.

Each party shall treat the terms and conditions of this Agreement as
Confidential Information. Notwithstanding anything in this Section 6 to the contrary, each party may disclose this Agreement to (a) potential acquirers of such party's business and assets and (b) to potential lenders to or investors in such party solely to enable such parties to evaluate the acquisition, loan or investment, as the case may be, so long as (i) such party first enters into a nondisclosure agreement with any such potential acquirers, lenders, or investors containing terms no less restrictive than those set forth in this Section 6; and
(ii) such potential acquirers, lenders, or investors agree to use the
Confidential Information contained in this Agreement solely in connection with their evaluation of the potential acquisition, loan, or investment.

7.   NO WARRANTIES; DISCLAIMER

BUYER PROVIDES THE ENTERPRISE MANAGEMENT SOLUTION AND THE APPLICATION TO SELLER
"AS IS" AND WITH ALL FAULTS, WITHOUT ANY WARRANTY WHATSOEVER. BUYER EXPRESSLY
DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES WITH RESPECT TO THE ENTERPRISE
MANAGEMENT SOLUTION, THE APPLICATION AND SUCH OTHER TECHNOLOGY AND INTELLECTUAL
PROPERTY, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF TITLE,
MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON INFRINGEMENT OF THIRD
PARTY RIGHTS.

8.   INDEMNIFICATION

     8.1  Scope. At Buyer's request, Seller agrees to defend, indemnify, and hold Buyer harmless from any and all third party claims, demands, costs, liabilities, losses, expenses and damages (including reasonable attorneys' fees, costs, and expert witnesses' fees) arising out of or in connection with any claim resulting from any breach or alleged breach of Seller's obligations hereunder.

     8.2  Procedures. With respect to any third party claims that Seller is obligated to defend and indemnify Buyer, the following procedures apply:

          (a)  Buyer will permit Seller, through counsel chosen by Seller and reasonably acceptable to Buyer, to answer and defend the claim.
               Seller will permit Buyer to participate in its own defense with its own counsel at its own expense. If Buyer elects to
               participate in its own defense, Seller agrees to consider in good faith the views of Buyer and its counsel and to keep Buyer and its counsel reasonably informed of the progress of the defense, litigation, arbitration, or settlement discussions relating to the claims.

          (b)  Seller will not settle any claims against Buyer except with
               Buyer's prior written permission, which permission will not be unreasonably withheld or delayed.

          (c)  Seller is not responsible for any settlement made by Buyer without Seller's written permission.

          (d)  If Buyer and Seller agree to settle a claim, Seller will not publicize the settlement without first obtaining Buyer's written permission.

9.   EXCLUSION OF INCIDENTAL, CONSEQUENTIAL AND CERTAIN OTHER DAMAGES

EXCEPT AS PROVIDED IN THE PARAGRAPH BELOW, TO THE MAXIMUM EXTENT PERMITTED BY
APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL,
INCIDENTAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL DAMAGES WHATSOEVER, EVEN IN THE
EVENT OF THE FAULT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, BREACH OF
CONTRACT OR BREACH OF WARRANTY OF EITHER PARTY TO THIS AGREEMENT, AND EVEN IF
SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. BUYER'S TOTAL
CUMULATIVE LIABILITY IN CONNECTION WITH THIS AGREEMENT AND THE LICENSE GRANTED
HEREUNDER, WHETHER IN CONTRACT OR TORT OR OTHERWISE, WILL NOT EXCEED THE GREATER
OF (I) THE AMOUNT OF THE SUPPORT FEES RECEIVED DURING THE LAST TWELVE (12)
MONTHS PRECEDING THE CLAIM FOR SUCH DAMAGES OR (II) TWENTY-FIVE THOUSAND DOLLARS
($25,000).

THE FOREGOING SHALL NOT APPLY TO ANY VIOLATION BY EITHER PARTY OF SECTION 6 OR
VIOLATION BY SELLER OF SECTION 3 OR 4, OR INDEMNIFICATION OBLIGATIONS UNDER
SECTION 8.

10.  TERM AND TERMINATION

     10.1 Term.

          (a)  This Agreement commences on the Effective Date and remains in effect until the date of the second anniversary of the date hereof (the "Termination Date"), at which this Agreement shall terminate and shall no longer be of force and effect.

          (b)  If Seller and/or its affiliates elect to purchase the Maintenance
               Services after the Termination Date, Seller and/or its affiliates shall enter into a maintenance support agreement with Buyer, in the form used by Buyer in the ordinary course of business, and the Support Fees charged thereunder shall be no greater than
               Twenty-Five Thousand Dollars ($25,000) per year so long as up to the number of concurrent users of Seller and its affiliates does not exceed 100 at any time, subject to an annual increase equal to the Consumer Price Index for All Urban Consumers of computer software and accessories, on a U.S. city average, as reported by the Bureau of Labor and Statistics of the U.S. Department of
               Labor. The Support Fees shall be due and payable on or prior to the beginning of each contract year or as the parties otherwise agree.

     10.2 Termination for Cause. Buyer may suspend performance and/or terminate this Agreement immediately upon written notice at any time if Seller is in material breach of this Agreement and fails to cure that breach within thirty (30) days after written notice thereof. If Seller's breach is the second material breach within any three (3) month period, Seller is not entitled to an opportunity to cure the second breach and Buyer may terminate this Agreement immediately.

     10.3 Termination for Convenience. Seller may terminate this Agreement at any time by giving thirty (30) days prior written notice to Buyer.

     10.4 Effects of Termination. Upon termination or expiration of this
          Agreement for any reason, except as set forth in Section 2.2 hereunder, all licensed rights granted in this Agreement will immediately cease to exist, and Seller and its affiliates must promptly discontinue all use of the Enterprise Management Solution and
          the Application and Documentation, erase all copies of the Enterprise
          Management Solution and the Application from Seller's computers, and return to Buyer or destroy all copies of the Enterprise Management
          Solution and the Application and Documentation on tangible media in
          Seller's possession or control. Seller shall certify in writing to
          Buyer that it has fully complied with these requirements.

     10.5 Survival. Sections 2.2 (Escrow) 3.4 (Ownership), 4 (License
          Restrictions), 6 (Confidentiality), 7 (No Warranties; Disclaimers), 8
          (Indemnification), 9 (Exclusion of Incidental, Consequential and
          Certain Other Damages), 10.4 (Effects of Termination), 11 (Notices)
          and 12 (General) will survive expiration or termination of this
          Agreement for any reason.

11.  NOTICES

All notices and requests in connection with this Agreement will be given in accordance with Section 8.4 of the Purchase Agreement.

12.  GENERAL

     12.1 Assignment.

          (a)  This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as set forth in Section 12.1(b), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by
               operation of law, by Seller without the prior written consent of
               Buyer, which will not be unreasonably withheld, conditioned or delayed, except that this Agreement and any rights, interests or obligations hereunder may be assigned by Seller to any of its direct or indirect subsidiaries, provided that no such assignment shall relieve Seller of its obligations hereunder.

          (b)  Seller may, however, assign this Agreement in connection with (i)
               a merger with another party other than a Covered Company (as hereinafter defined); (ii) the acquisition of all, or
               substantially all, of Seller's assets by a party other than a
               Covered Company; or (iii) the acquisition of all of Seller's voting stock by a party other than a Covered Company, provided in each case that the party with whom Seller completes any of the foregoing transactions agrees in writing to be bound by the provisions of this Agreement, and the nature of any such
               transaction does not expand the scope of the license rights granted hereunder.

          (c)  As used above, "Covered Company" means a Buyer Competitor.

     12.2 Dispute Resolution.

          (a)  This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York (without giving effect to the choice of law principles thereof that would cause the application of the laws of any other jurisdiction) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

          (b)  Each party consents to exclusive jurisdiction and venue in the federal courts sitting in the Southern District of New York, unless no federal subject matter jurisdiction exists, in which case each party consents to exclusive jurisdiction and venue in the New York City, New York. Each party hereby waives all
               defenses of lack of personal jurisdiction and forum
               non-conveniens. Process may be served on either party in the manner authorized by applicable law or court rule. Each of Seller and Buyer (a) agrees that any suit, action or proceeding arising out of or relating to this Agreement shall be brought solely in a federal or state court located in the New York City, New York;
               (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this
               Agreement; (c) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, any objection or claim that it may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

          (c)  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL
               RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR
               RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED
               HEREBY.

     12.3 Waiver. Failure by either party to enforce any provision of this
          Agreement will not be deemed a waiver of future enforcement of that or any other provision of this Agreement.

     12.4 Construction. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in force and effect.
          Each party acknowledges that no other party, or any agent or attorney of any party, has made any promise, representation, or warranty whatsoever, express or implied, not contained herein, concerning the subject matter hereof, to induce it to execute this document, and each party acknowledges that it has not executed this document in reliance on any such promise, representation, or warranty not contained herein.
          This Agreement has been jointly drafted by the parties following negotiations between them and their respective counsel. It will be construed according to the fair intent of the language as a whole, and not for or against either party.

     12.5 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument. All counterparts shall be deemed an original to this Agreement.

     12.6 Entire Agreement. This Agreement does not constitute an offer by either party and it shall not be effective until signed by both parties. This Agreement and the portions of the Purchase Agreement incorporated herein by reference constitute the entire agreement between the parties with respect to the subject matter hereof and merges all prior and

          contemporaneous communications. This Agreement shall not be modified except by a written agreement dated subsequent to the Effective Date of this Agreement and signed on behalf of Seller and Buyer by their respective duly authorized representatives.

                         [NEXT PAGE IS SIGNATURE PAGE.]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the
Effective Date written above.

                                        AXS-ONE INC.

                                        By: /s/ William P. Lyons               .
                                            ------------------------------------
                                            Name: William P. Lyons
                                            Title: Chief Executive Officer

                                        COMPUTRON SOFTWARE, LLC

                                        By: /s/ James Hale                     .
                                            ------------------------------------
                                            Name: James Hale
                                            Title: Chief Financial Officer